Exhibit 4.5

EXECUTION VERSION

Purchase and Option Agreement

As of 6 April 2008

(this “Agreement”)

Between

Nestlé S.A.

Avenue Nestlé, 55

1800 Vevey

Switzerland

(the “Seller”)

and

Novartis AG

Lichtstrasse 35

4056 Basel

Switzerland

(the “Buyer”)

Concerning

the Sale and Purchase of

Common Shares of Alcon, Inc. (the “Company”)

owned by the Seller

i

PURCHASE AND OPTION AGREEMENT

Preamble:

WHEREAS, the Seller is the owner, beneficially and of record of 230,137,500 Common Shares;

WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, the First Stage Shares;

WHEREAS, the Buyer and the Seller wish to set forth certain agreements regarding the potential purchase by the Buyer and the potential sale by the Seller of the Second Stage Shares; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer and the Seller are entering into a shareholders agreement, dated as of even date herewith (as amended from time to time, the “Shareholders Agreement”), providing for certain corporate governance matters of the Company and certain other agreements between the Buyer and the Seller;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

ARTICLE 1.                           DEFINITIONS AND INTERPRETATION

Section 1.1                         Definitions.

For purposes of this Agreement, including the Preamble, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted One Week VWAP”	As defined in Section 3.2(b).

“Affiliate”

With respect to any specified Person, any other Person that controls, is controlled by or is under common control with such Person (it being understood that a Person will be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities of such other Person, through contract or otherwise); provided that for all purposes of this Agreement and the Shareholders Agreement, in no event shall the Company (or any of its

Subsidiaries) be deemed an Affiliate of the Buyer at any time prior to the Second Stage Closing.

“Agreement”	As defined on the title page.

“Beneficial Owner” or “Beneficially Own”

Has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule; provided that, for purposes of determining beneficial ownership of Common Shares by the Buyer or the Seller, (i) the option to purchase and the option to sell Common Shares set forth in Article 3 of this Agreement, (ii) any Common Shares held by the Company in its treasury and (iii) the provisions of the Shareholders Agreement in respect of the voting of Common Shares, shall each be disregarded.

“Business Day”	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the cities of Basel, Zurich or Vevey, Switzerland.

“Buyer”	As defined on the title page.

“Buyer Designated Affiliate”	As defined in Section 10.7.

“Buyer Designee”	As defined in the Shareholders Agreement.

“Buyer Exercise Notice”	As defined in Section 3.1(a).

“Buyer Incurred Damages”	As defined in Section 6.1(a).

“Buyer’s Specified Businesses”

Any businesses of the Buyer to the extent engaged in treating or curing vision, ear or nose diseases or vision defects (including surgical equipment and instruments for all types of eye procedures and products for contact lens care).

“Call Price”	As defined in Section 3.2(b).

“Change of Control”

With respect to either of the Buyer or the Seller, the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of such Person to a Third Party; (ii) the adoption of a plan relating to the liquidation or dissolution of such Person; (iii) the consummation of any transaction (including any merger, consolidation or other business combination) the result of which is that (x) any Third Party becomes the Beneficial Owner of more than 50% of the voting power of such Person or (y) such Person’s shareholders immediately before such transaction Beneficially Own, immediately after consummation of such transaction, in the aggregate less than 50% of the voting power of the surviving or acquiring Person; or (iv) within any two-year period, a majority of the members of the board of directors (or similar governing body) of such Person are not Continuing Directors.

“Code”	The United States Internal Revenue Code of 1986, as amended.

“Commissioner”	As defined in Section 8.1(a).

“Common Shares”	Any common shares of the Company with a par value of CHF 0.20 per share, whether issued or not.

“Company”	As defined on the title page.

“Company Employees”	The employees of the Company or its Subsidiaries.

“Company Employee Plan”	Any Company Plan or Seller Plan which covers any current or former Company Employees.

“Company Filed SEC Documents”	As defined in Section 4.

“Company Intellectual Property”

All Intellectual Property owned or licensed by the Company or any of its Subsidiaries that is (i) registered or the subject of an application for registration or (ii) trademarks, trade names, brand names and domain names and in either case that is material to and used in the conduct of the business of the Company and its Subsidiaries, taken as a whole.

“Company Know-How”	All Know-How owned by the Company or any of its Subsidiaries that is material to and used in the conduct of the business of the Company and its Subsidiaries, taken as a whole.

“Company Plan”	Any Plan or portion thereof (including any liabilities thereof), solely covering employees of Company and its Subsidiaries.

“Company SEC Documents”	As defined in Section 4.19.

“Competition Act”	As defined in Section 4.14.

“Confidentiality Agreement”	As defined in Section 10.1.

“Continuing Directors”

As of any date of determination, any member of the board of directors (or similar governing body) of a Person who: (i) was a member of such board of directors (or similar governing body) on the Signing Date or (ii) was nominated for election or elected to such board of directors (or similar governing body) with the approval of a majority of the Continuing Directors who were members of such board of directors (or similar governing body) at the time of such nomination or election (other than as a result of a counter-proposal or another proposal submitted, or requested or threatened to be submitted, to the shareholders’ meeting by a shareholder other than a member of the board of directors at the time of such nomination or election).

“Daily VWAP”	As defined in Section 3.2(b).

“Encumbrance”	Any security interest, pledge, hypothecation, mortgage or lien, other than any licenses of Intellectual Property.

“Environmental Law”

Any national, federal, state (including cantonal), provincial, municipal, county, city, local or similar statute, law, constitution, ordinance, regulation, rule, code, order, consent decree, directive or judgment, as in effect on the First Stage Closing Date or the Second Stage Closing Date, as applicable, relating to (i) the protection of the environment or natural resources (including air, water vapor, surface water, sediments, groundwater, drinking water supply, wastewater treatment, surface or subsurface land); or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of, Hazardous Substances.

“Environmental Liabilities”

Any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Company or to this Agreement or its subject matter, in each case, whether arising or incurred before, at or after the First Stage Closing Date or the Second Stage Closing Date, as applicable.

“Environmental Permits”	Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Environmental Law.

“European Commission”	The Commission of the European Communities.

“Event of Insolvency”

With respect to a party, (i) the entry by a court of competent jurisdiction of a decree or order, unstayed on appeal or otherwise and in effect for 30 days, adjudicating such party bankrupt or insolvent; (ii) the entry by a court of competent jurisdiction of a decree or order appointing a receiver or liquidator or trustee of the party or of substantially all the property of the party, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the party under Title 11 or 12 of the Swiss SchKG, Title 11 of the United States Code or under any similar provision of any other Federal or state or non-United States bankruptcy or other similar statute, each as now constituted or as hereafter in effect; but only if and when such decree or order shall have continued unstayed on appeal or otherwise and in effect for 60 days; or (iii) the filing by the party of a petition in voluntary bankruptcy under any of the provisions of any bankruptcy law (including petitions required by applicable corporate or other law, such as by art. 725 para. 2 second sentence of the Swiss Code of Obligations); or the consenting by the party to the filing of any bankruptcy or reorganization petition against it under any such law; or (without limitation of the generality of the foregoing) any filing by the party of a petition seeking relief under Title 11 or 12 of the Swiss SchKG, Title 11 of the United States Code or under any similar provision of any other Federal or state or non-

United States bankruptcy or other similar statute, each as now constituted or as hereafter in effect; or the making by the party of an assignment for the benefit of creditors; or the admitting in writing by the party of its inability to pay its debts generally as they become due; or the consenting by the party to the appointment of a receiver or liquidator or custodian or trustee of it or of substantially all its property.

“Exchange Act”	The U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Notice”	As defined in Section 3.1(a).

“Exercise Notice Date”	As defined in Section 3.1(e).

“Extraordinary Dividend Adjustment”

An amount equal to the sum of (1) with respect to any Special Dividend paid by the Company on its Common Shares from (and including) the Signing Date to (and including) the Second Stage Closing Date, or declared by the Company with a record date during such period, an amount equal to (x) the per Common Share value of such Special Dividend on the date of declaration multiplied by (y) the aggregate number of Second Stage Shares plus (2) with respect to any Normal Dividend paid by the Company on its Common Shares from (and including) the Signing Date to (and including) the Second Stage Closing Date, or declared by the Company with a record date during such period, an amount equal to (x) the amount by which the per Common Share value of such Normal Dividend on the date of declaration exceeds fifty (50)% of the net earnings per Common Share of the Company, net of Material Extraordinary Items, for the fiscal year in respect of which such dividend was paid or declared, multiplied by (y) the aggregate number of Second Stage Shares.

“FCPA”	As defined in Section 4.17.

“FDA”	As defined in Section 4.18(a).

“FDCA”	As defined in Section 4.12.

“Final Data Room”	An electronic file (preserved in a permanent, read-only, write-protected data storage format commonly utilized by Merrill Corporation) that preserves the status and contents of the electronic data room pursuant to which documents and information relating to the Company and its Subsidiaries (other than documents and information contained in folders Z and R, which shall not be deemed to be part of the Final Data Room) were made available to the Buyer, its Affiliates, directors, officers or employees, as such electronic data room existed at 8:00 pm New York time on 4 April 2008 (the “Data Room Cut-off Time”), which file shall be delivered to the parties as soon as practicable after the Data Room Cut-off Time.

“First Stage Acquisition”	As defined in Section 2.1.

“First Stage Closing”	As defined in Section 2.2.

“First Stage Closing Date”	As defined in Section 2.2.

“First Stage Closing Date Amount”	As defined in Section 2.3(b).

“First Stage Damages”	As defined in Section 6.1(c).

“First Stage Deductible”	As defined in Section 6.1(c).

“First Stage Purchase Price”	As defined in Section 2.1.

“First Stage Shares”	As defined in Section 2.1.

“Governmental Authority”

Any federal, national, state, local, cantonal, municipal, international or multinational government, governmental, regulatory or administrative authority, agency or commission, or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Permits”

Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Legal Requirement, with the exception of Environmental Laws.

“Hazardous Substance”

Any waste, material, chemical or substance in any form that is regulated, controlled or defined as hazardous, toxic, or a pollutant under any applicable Environmental Law, including all materials regulated under any applicable Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, polychlorinated biphenyls, petroleum products and constituents, and asbestos.

“HSR Act”	The U.S. Hart – Scott – Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party”	As defined in Section 6.5(a).

“Indemnifying Party”	As defined in Section 6.5(a).

“Intellectual Property”

U.S., foreign and international (i) design and utility patents and patent applications (including all reexaminations, reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs (registered and unregistered) and applications for registration of industrial designs, including all rights, to the extent permitted by applicable Legal Requirements, to file corresponding applications in any country in the world; (ii) copyrights (registered and unregistered), copyright applications, original works of authorship, design rights, design right registrations; (iii) registrations and applications for trademarks, service marks, trade dress, business names and trade names, assumed names, symbols, brand names, d/b/a’s, fictitious names, logos and product names whether registered, unregistered or existing at common law, including the goodwill associated therewith; (iv) registration and applications for domain names; and (v) software, data processing, communications, inventory management, website content, programs, program interfaces, object code, source code, other computer systems and all documentation relating to the foregoing.

“Intellectual Property Agreements”	Any agreement pursuant to which the Company or any of its Subsidiaries owns, or has developed or acquired, or licenses, any Company Intellectual Property.

“IRS”	The Internal Revenue Service of the United States.

“Know-How”	Each of the following items as they relate to the development, manufacturing, sale and distribution of the goods produced, distributed, marketed or sold by the Company and its

Subsidiaries on the First Stage Closing Date or the Second Stage Closing Date, as applicable: all trade secrets, confidential or proprietary information, including all product composition data and specifications, recipes, packaging specifications, research and development data as well as purchasing and marketing data and procedures, customer lists, databases, technologies in development, instructions, formulae and information, manufacturing drawings, engineering drawings, manuals, designs, lab journals, notebooks, schematics, blue prints, research and development reports, technical information, design and engineering specifications, including those related to products under development.

“Leased Real Property”

Any parcel of real property leased or subleased and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Legal Requirement”	Any federal, national, state (including cantonal), local, international, multinational or administrative order, law, ordinance, regulation, statute or treaty.

“Liabilities”

Any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss”	As defined in Section 6.1(a).

“MAC Assertion Notice”	As defined in Section 3.1(c).

“MAC Determination Date”	As defined in Section 3.1(c).

“Material Adverse Change” or “Material Adverse Effect”	Any event, circumstance, change in or effect on the Company or its Subsidiaries that, individually or in the aggregate, is materially adverse to the results of operations or the financial condition of the Company and its Subsidiaries or their business, taken as a whole; provided, however, that the following events, circumstances, changes or effects shall not be taken into account in determining whether a “Material Adverse Change” or a “Material Adverse Effect” has occurred or could reasonably be expected to occur: (i) those fully and fairly disclosed to the Buyer by the Seller in the Final Data Room; (ii) those caused by, arising out of or attributable to the general political or economic environment or affecting the securities markets generally; (iii) those caused by, arising out of or attributable to the announcement of the sale of the First Stage Shares or the Second Stage Shares or the consummation of the transactions contemplated hereby and by the Shareholders Agreement; (iv) those that generally affect the industries in which the Company and its Subsidiaries operate (including legal and regulatory changes); (v) those caused by, arising out of or attributable to acts of terrorism or war (whether or not declared); or (vi) those caused by any action or inaction of the Seller, the Company or any of its Subsidiaries pursuant to or in accordance with this Agreement or the Shareholders Agreement or pursuant to a request or at the direction of the Buyer.

“Material Contract”	As defined in Section 4.6(a).

“Material Extraordinary Items”	Any extraordinary item within the meaning of APB 30.

“Medical Product”	As defined in Section 4.18(a).

“Normal Dividend”	The annual dividend from available earnings proposed at the Annual General Meeting of the Company and paid shortly thereafter following receipt of shareholder approval therefor.

“One Week VWAP”	As defined in Section 3.2(b).

“Owned Real Property”	Any parcel of real property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Permitted Encumbrances”	Mechanics’, carriers’, workmen’s, repairmen’s,

materialmen’s, maritime and statutory liens and rights in rem or other like liens arising or incurred in the ordinary course of business in respect of Liabilities which are not delinquent; liens for Taxes, assessments and charges and other claims not yet due and payable, or the validity of which are being contested in good faith; imperfections of title, liens, easements, covenants, rights of way or other restrictions on use the existence of which would not materially adversely affect the value of the relevant property or which do not materially impair the use of the property or asset subject thereto for its current purpose.

“Person”	Individuals or entities, including any corporation, limited liability company, joint venture, trust, body corporate (wherever located), unincorporated association, partnership or other entity.

“Plan”

Any employee benefit plan, scheme, program, agreement, arrangement, commitment, or understanding of any kind (written or unwritten), including any bonus, incentive, stock, stock option, phantom stock, equity-based compensation, deferred compensation, change in control, vacation, sick leave, retention, severance, salary continuation, defined benefit or defined contribution retirement, pension, savings, profit sharing, supplemental retirement, medical, dental, vision, life insurance, accident, disability, long-term care, retiree medical or other welfare or fringe benefit plan, scheme, or program (together with any trust, escrow or other agreement related thereto), and including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Proceeding”

Any action, suit, claim, inquiry or legal or administrative proceeding or arbitration or other alternative dispute resolution proceeding or formal investigation (whether civil, criminal or administrative) by or before any Governmental Authority.

“Product Recall”	As defined in Section 4.10(a).

“Put Price”	As defined in Section 3.2(b).

“Real Property”	Owned Real Property and Leased Real Property.

“SEC”	The United States Securities and Exchange Commission.

“Second Stage Acquisition”	As defined in Section 3.2(a).

“Second Stage Closing”	As defined in Section 3.3.

“Second Stage Closing Date”	As defined in Section 3.3.

“Second Stage Closing Date Amount”	As defined in Section 3.4(b).

“Second Stage Purchase Price”	As defined in Section 3.2(b).

“Second Stage Shares”	As defined in Section 3.2(a).

“Securities Act”	The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller”	As defined on the title page.

“Seller Disclosure Letter”	As defined in Section 4.

“Seller Exercise Notice”	As defined in Section 3.1(a).

“Seller Designee”	As defined in the Shareholders Agreement.

“Seller Incurred Damages”	As defined in Section 6.2(a).

“Seller’s Pension Fund”

Any pension institutions or funds substantially related to the Seller or any of its Affiliates (including any pension institution or fund whose legal purpose is set up to provide pension benefits to employees of the Seller or any of its Affiliates, or whose governing body is composed, to a substantial part, of employer’s representatives nominated by the Seller or its Affiliates (besides any possible employees’ representatives)).

“Seller Plan”

Any Plan that Seller or any of its Subsidiaries has sponsored, maintained or been required to contribute to for the benefit of any current or former employees, directors or consultants of Seller or any of its Subsidiaries, and their predecessors, and with respect to which Seller or any of its Subsidiaries has any Liability (whether known or unknown and whether accrued, absolute, contingent or otherwise).

“Seller’s Knowledge”	The actual knowledge of the Persons listed in Section 1.1(a) of the Seller Disclosure Letter after due inquiry of the individuals listed on Section 1.1(b) of the Seller Disclosure Letter.

“Shareholders Agreement”	As defined in the Preamble.

“Shared Arrangements”

All agreements and arrangements between the Seller or any of its Affiliates (other than the Company and its Subsidiaries), or with a Seller’s Pension Fund, on the one hand, and the Company or any of its Subsidiaries, on the other hand

“Shared Site Agreement”

Any written agreement between the Seller and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, providing for arrangements pursuant to which sites in Brazil, Norway and South Africa are shared between the Seller or its applicable Subsidiary (other than the Company and its Subsidiaries), on the one hand and the Company or its applicable Subsidiary, on the other hand; provided that, in the case of any such written agreement that is a real property lease, a true and complete copy of such lease is in the Final Data Room.

“Shares”	As defined in Section 4.2.

“Significant Countries”	Switzerland, the United States, Japan, France, Spain, Canada, Germany, Brazil, Italy, the United Kingdom, Australia and Mexico.

“Significant Subsidiaries”	As defined in Rule 1-02(w) of Regulation S-X of the Securities Act.

“Signing Date”	6 April 2008, being the date of the execution and delivery of this Agreement by the parties hereto.

“Single Source Supply Contracts”	All contracts related to the single source supply arrangements referred to on page 34 of the Company’s annual report on Form 20-F for the year ended 31 December 2007.

“SOX”	The U.S. Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Special Arbitration Procedure”

Expedited arbitration procedure to be determined by mutual agreement of the parties hereto as promptly as reasonably practicable after the Signing Date and embodying the following principles: (a) the arbitration tribunal shall be composed of three arbitrators, (b) the parties shall use their reasonable best efforts to cause all of the following actions in this clause (b) to be completed within fourteen (14) calendar days after receipt of a notice demanding arbitration under the procedure as follows: each party hereto shall select one arbitrator and such two arbitrators shall select a third arbitrator, in each case, from a list of ten potential arbitrators that shall be agreed to by the parties hereto as promptly as reasonably practicable after the Signing Date (or, if the number of such potential arbitrators that are then available is less than three, any other unconflicted individual selected by the applicable party or by such two arbitrators, as applicable), (c) the parties hereto shall use their reasonable best efforts to cause and enable the arbitration tribunal to reach a decision on the applicable disagreement or dispute by no later than the date that is one hundred and thirty five (135) calendar days after the arbitration tribunal has been selected (and in any event the arbitration tribunal shall reach a decision by no later than the date that is one hundred and sixty-six (166) calendar days after the arbitration tribunal has been selected), (d) the decision of the arbitration tribunal shall be final and non-appealable by the parties hereto, (e) any arbitration under the procedure shall be conducted in English and shall be held in Zurich, Switzerland and (f) to the extent not inconsistent with clauses (a) through (e) above, the procedure shall be pursuant to Article 42 of the Swiss Rules of International Arbitration and otherwise in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce.

“Special Dividend”	Any dividend, distribution or similar payment to shareholders of the Company (including a capital reduction payment), other than a Normal Dividend.

“Special Notice Procedure”

A procedure to be agreed by the parties as promptly as practicable following the First Closing Date that will provide for secure and confirmed receipt by an independent Third Party of any Exercise Notice delivered pursuant to Section 3.1.

“Specified Leases”	The leases listed in Section 1.1(c) of the Seller Disclosure Letter.

“Subsidiary”	With respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or together with any other subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the capital stock (or equivalent), the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Supplemental Disclosure Date”	As defined in Section 4.6(a).

“Swiss IP Ownership %”	As defined in Section 4.9(i).

“Swiss Code of Obligations”	Bundesgesetz betreffend die Ergänzung des Schweizerischen Zivilgesetzbuches (Fünfter Teil: Obligationenrecht) vom 30, März 1911 (SR 220), as amended.

“Swiss SchKG”	Schweizerisches Bundesgesetz über Schuldbetreibung und Konkurs vom 11, April 1889 (SR 281.1), as amended.

“Tax” or “Taxes”

All taxes, duties, levies or imposts imposed by any Governmental Authority on or with respect to any income (including capital gains), capital, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, workers’ compensation, property (including real property and personal property), sales, use, transfer, registration or value-added taxes, stamp duties, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, surcharge, fine or addition thereto.

“Tax Returns”	Any and all filings, returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.

“Third Party”	With respect to any specified Person, any other Person who is not an Affiliate of such specified Person.

“2007 Financial Statements”	As defined in Section 4.5(a).

“U.S.$”	The valid currency of the United States of America.

Section 1.2         Interpretation.  Except to the extent that the context otherwise, requires:

(i)            when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated;

(ii)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)          whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)          the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)           all terms defined in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)          the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(vii)         references to “this Agreement” shall include the Seller Disclosure Letter;

(viii)        references to “the transactions contemplated by this Agreement” shall include the consummation of each of the First Stage Acquisition and the Second Stage Acquisition; and

(ix)          the thresholds, de minimis provisions and deductibles contained in Section 4.6, 4.10 and Article 6 hereof are specifically negotiated provisions relevant only in the context of those provisions and do not affect in any way the meaning or interpretation of other provisions of this Agreement and in particular are not indicative of any agreement between the parties as to the definition of “materiality” “Material Adverse Change”, “Material Adverse Effect” or comparable provisions in this Agreement, which, depending on the circumstances, could be greater or less than those amounts.

ARTICLE 2.       FIRST STAGE ACQUISITION

Section 2.1         Sale and Purchase of the First Stage Shares

Subject to and in accordance with the terms and conditions of this Agreement, at the First Stage Closing the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, 74,061,237 Common Shares (the “First Stage Shares”), free and clear of all Encumbrances, for an aggregate purchase price equal to U.S.$ 10,603,962,009 (the “First Stage Purchase Price”), payable and subject to adjustment as provided in Sections 2.2 and 2.3(b).  The purchase and sale of the First Stage Shares is referred to in this Agreement as the “First Stage Acquisition”.

Section 2.2         First Stage Closing Date

The closing of the First Stage Acquisition (the “First Stage Closing”) shall take place at the offices of the Seller, avenue Nestlé 55, CH-1800 Vevey, Switzerland, on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section 8.2 or 8.3 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article 8 have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Seller and the Buyer; provided, however, that if all the conditions set forth in Article 8 shall have been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof) prior to 6 May 2008, then the obligations of the Buyer and the Seller to consummate the First Stage Closing shall be automatically suspended until 6 May 2008.  The date on which the First Stage Closing occurs is referred to in this Agreement as the “First Stage Closing Date”.

Section 2.3         Transactions To be Effected at the First Stage Closing

At the First Stage Closing:

(a)           The Seller shall deliver to the Buyer (i) declaration of assignment to transfer the ownership of the First Stage Shares from the Seller to the Buyer and (ii) evidence reasonably satisfactory to the Buyer that the First Stage Shares have been transferred with full voting rights from the Seller to the Buyer.

(b)           The Buyer shall deliver to the Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two Business Days prior to the date on which the First Stage Closing shall occur), of immediately available funds in an amount equal to (i) the First Stage Purchase Price, minus (ii) an amount equal to (x) the per share value of any dividends (or any other distribution with an equivalent economic effect) paid by the Company with respect to its Common Shares during the period from 6 April 2008 to the First Stage Closing Date, or declared by the Company with a record date during such period, multiplied by (y) the aggregate number of First Stage Shares (the First Stage Purchase Price, minus any such amount, being hereinafter called the “First Stage Closing Date Amount”).

(c)           Notwithstanding the foregoing, if between the Signing Date and the First Stage Closing Date the number of outstanding Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, spin-off or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of First Stage Shares will be appropriately adjusted to provide to the Buyer and the Seller the same economic effect as contemplated by this Agreement prior to such event and, without limiting the generality of the foregoing, the definition of “First Stage Shares” shall be deemed to include any shares into which the Common Shares shall have been converted, any shares exchanged for Common Shares and any shares distributed in respect of the Common Shares.  If the Company shall offer or issue rights or warrants to all holders of Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price on the date fixed for determination of shareholders entitled to receive such rights or warrants, the First Stage Purchase Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be the number of Common Shares outstanding on the record date plus the number of Common Shares that the aggregate offering price would purchase at such current market price and the denominator of which shall be the number of Common Shares outstanding on the record date plus the number of Common Shares subject to the rights or warrants for subscription or purchase.

ARTICLE 3.       SECOND STAGE ACQUISITION

Section 3.1         Put/Call Option

(a)           Subject to Sections 3.1(b) and 3.1(d), on any Business Day during the period beginning on 1 January 2010 and ending on 31 July 2011, (x) the Buyer may deliver written notice to the Seller of its intent to purchase from the Seller the Second Stage Shares (such notice, a “Buyer Exercise Notice”) or (y) the Seller may deliver written notice to the Buyer of its intent to sell to the Buyer the Second Stage Shares (such notice, a “Seller Exercise Notice”).  A Buyer Exercise Notice and a Seller Exercise Notice are each sometimes herein referred to as an “Exercise Notice”).

(b)           In the event of a Change of Control of either the Buyer or the Seller prior to 1 January 2010, then the Buyer (in the case of a Change of Control of the Seller) or the Seller (in the case of a Change of Control of the Buyer) shall thereafter be entitled, for a period of 90 days after the occurrence of such Change of Control, to deliver an Exercise Notice to the other party.

(c)            If the Buyer determines that a Material Adverse Change has occurred, it may notify the Seller in writing, which notice shall set forth the facts and circumstances on which such a determination is based (such notice, a “MAC Assertion Notice”).  The Seller shall have a period of ten Business Days after receipt of a MAC Assertion Notice to notify the Buyer in writing that it accepts, or disagrees with, the Buyer’s determination that such a Material Adverse Change has occurred.  If the Seller disagrees with the Buyer’s determination that such a Material Adverse Change has occurred or fails to answer such MAC Assertion Notice within such ten Business Day period, the Buyer may commence the Special Arbitration Procedure by providing written notice to that effect to the Seller, and upon the Seller’s receipt of such notice, the Special Arbitration Procedure shall be applied to resolve such disagreement.  The earlier of the time, if any, (i) at which the parties agree in writing that such a Material Adverse Change has occurred or (ii) it is determined that such a Material Adverse Change has occurred pursuant to the Special Arbitration Procedure is referred to herein as the “MAC Determination Date”.

(d)            If a MAC Determination Date occurs prior to 1 January 2010, the Buyer shall be entitled to deliver a Buyer Exercise Notice until the later of (x) one hundred and eighty (180) days from the Seller’s receipt of the MAC Assertion Notice and (y) the tenth day following the MAC Determination Date, and immediately upon the expiry of the period referred to in this clause (d) the Buyer’s right to deliver a Buyer Exercise Notice pursuant to this Section 3.1(d) (but not pursuant to Section 3.1(a)) shall automatically terminate.

(e)            Each Exercise Notice shall be irrevocable.  In the event that both a Buyer Exercise Notice and a Seller Exercise Notice are delivered pursuant to Sections 3.1(a) and 10.4, then for all purposes of this Agreement the Exercise Notice received and confirmed in accordance with Section 10.4 first in time shall be deemed to be the only Exercise Notice given.  The date on which an Exercise Notice is first properly delivered hereunder is referred to as the “Exercise Notice Date.”  Any Exercise Notice delivered in contravention of this Section 3.1 shall be null and void.

(f)            From and after the MAC Determination Date, the Seller’s right to deliver a Seller Exercise Notice pursuant to this Section 3.1 shall automatically terminate.

Section 3.2         Sale and Purchase of Second Stage Shares

(a)           Subject to and in accordance with the terms and conditions of this Agreement, following delivery of an Exercise Notice in accordance with Section 3.1, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Common Shares Beneficially Owned by the Seller at the Second Stage Closing (the “Second Stage Shares”), free and clear of all Encumbrances, for an aggregate purchase price equal to the Second Stage Purchase Price, payable and subject to adjustment as provided in Sections 3.3 and 3.4.  The purchase and sale of the Second Stage Shares is referred to in this Agreement as the “Second Stage Acquisition”.

(b)           As used in this Agreement:

“Adjusted One Week VWAP” means the product of (A) the One Week VWAP multiplied by (B) 1.2047.

“Call Price” means an amount equal to (A) the product of (I) the number of Second Stage Shares minus 4,088,485, multiplied by (II) U.S.$ 181.00, plus (B) 4,088,485 multiplied by $143.1783, plus (C) (if the Second Stage Closing Date is after 1 January 2010) interest accrued on the sum of the amounts calculated pursuant to subparts (A) and (B) at a rate per annum of 1.45%, calculated on the basis of a 360-day year, for the period from (and including) 1 January 2010 to (but excluding) the Second Stage Closing Date.

“Daily VWAP” means, for any trading day, the volume weighted average price of one Common Share for such trading day as reported by Bloomberg L.P. for Common Shares on the New York Stock Exchange.

“One Week VWAP” means, as of any day, the average of the Daily VWAPs for each of the five trading days ending on (and including) the trading day immediately prior to such day, weighted by the total volume of trading in Common Shares on each such trading day.

“Put Price” means the lesser of (A) the sum of (x) the product of (I) the number of Second Stage Shares minus 4,088,485, multiplied by (II) the Adjusted One Week VWAP, calculated as of the date on which the Seller Exercise Notice was delivered, and (y) the product of (I) 4,088,485 multiplied by  (II) $143.1783, and (B) the Call Price.

“Second Stage Purchase Price” means (x) in the event a Seller Exercise Notice shall have been delivered, the Put Price and (y) in the event a Buyer Exercise Notice shall have been delivered, the Call Price.

Section 3.3         Second Stage Closing Date

The closing of the Second Stage Acquisition (the “Second Stage Closing”) shall take place at the offices of the Seller, avenue Nestlé 55, CH-1800 Vevey, Switzerland, on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 9.1, or, if on such day any condition set forth in Section 9.2 or 9.3 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article 9 have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Seller and the Buyer; provided, however, that if all the conditions set forth in Article 9 shall have been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof) prior to the date that is 30 days after the Exercise Notice Date, then the obligations of the Buyer and the Seller to consummate the Second Stage Closing shall be automatically suspended until such 30th day (or if such 30th day is not a Business Day, the next Business Day).  The date on which the Second Stage Closing occurs is referred to in this Agreement as the “Second Stage Closing Date”.

Section 3.4         Transactions to be Effected at the Second Stage Closing

At the Second Stage Closing:

(a)           The Seller shall deliver to the Buyer (i) a declaration of assignment to transfer the ownership of the Second Stage Shares from the Seller to the Buyer and (ii) evidence reasonably satisfactory to the Buyer that the Second Stage Shares have been transferred with full voting rights from the Seller to the Buyer.

(b)           The Buyer shall deliver to the Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two Business Days prior to the date on which the Second Stage Closing shall occur), of immediately available funds in an amount equal to (i) the Second Stage Purchase Price, minus (ii) any Extraordinary Dividend Adjustment (the Second Stage Purchase Price, minus any such Extraordinary Dividend Adjustment, being hereinafter called the “Second Stage Closing Date Amount”).

(c)           Notwithstanding the foregoing, if between the First Stage Closing Date and the Second Stage Closing Date the number of outstanding Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, spin-off or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of Second Stage Shares will be appropriately adjusted to provide to the Buyer and the Seller the same economic effect as contemplated by this Agreement prior to such event and, without limiting the generality of the foregoing, the definition of “Second Stage Shares” shall be deemed to include any shares into which the Common Shares shall have been converted, any shares exchanged for Common Shares and any shares distributed in respect of the Common Shares.  If the Company shall offer or issue rights or warrants to all holders of Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price on the date fixed for determination of shareholders entitled to receive such rights or warrants, the Second Stage Purchase Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be the number of Common Shares outstanding on the record date plus the number of Common Shares that the aggregate offering price would purchase at such current market price and the denominator of which shall be the number of Common Shares outstanding on the record date plus the number of Common Shares subject to the rights or warrants for subscription or purchase.

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except (i) as disclosed in any report, schedule, form, statement or other document (including exhibits and other information incorporated therein) required to be filed (or furnished) by the Company or any of its Subsidiaries with the SEC under the Securities Act, the Exchange Act or SOX with respect to any fiscal period ending after 1 January 2006, or with respect to any development, event or state of facts occurring since 1 January 2006, or in any document filed (or furnished) since 1 January 2006 by the Company with the SEC on a voluntary basis, and in each case publicly available (x) in respect of the First Stage Acquisition, prior to the Business Day preceding the Signing Date and (y) in respect of the Second Stage Acquisition, prior to the Business Day preceding the Second Stage Closing Date (the “Company Filed SEC Documents”); provided, however, that with respect to the Second Stage Acquisition, any disclosure made pursuant to this clause (i) that would not be permitted to be included in an update of the Seller Disclosure Letter (as defined below) pursuant to Section 7.7 and clause (ii) below shall not be given any effect, (ii) as set forth in the disclosure letter (with reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face) (x) in respect of the First Stage Acquisition, delivered by the Seller to the Buyer prior to the execution of this Agreement and (y) in respect of the Second Stage Acquisition, as updated from time to time by the Seller pursuant to and in accordance with Section 7.7 prior to the  Second Stage Closing Date (as delivered, and as so updated, the “Seller Disclosure Letter”) or (iii) as fully and fairly disclosed in writing in the documents or other materials contained in the Final Data Room, the Seller hereby represents and warrants to the Buyer as of the Signing Date and, as applicable, as of the First Stage Closing Date and the Second Stage Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) as follows:

Section 4.1         Organization and Authority of the Seller and the Company

(a)           The Seller is a corporation duly organized and validly existing under the laws of Switzerland and has all necessary corporate power and authority to enter into this Agreement and the Shareholders Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Shareholders Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller.

(b)           Each of this Agreement and the Shareholders Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

(c)           To the Seller’s Knowledge, the Company is duly organized, validly existing under the laws of Switzerland and has the necessary corporate power and authority to own its assets and properties and carry on its business as currently conducted, except where the failure to be so organized or existing would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Shareholders Agreement or (ii) materially adversely affect the ability of the Company to conduct its business as it is currently conducted.

(d)           To the Seller’s Knowledge, each Significant Subsidiary of the Company as set forth in Section 4.1(d) of the Seller Disclosure Schedule is duly incorporated and validly existing under the laws of their respective jurisdiction of incorporation.  To the Seller’s Knowledge, the Company, directly or indirectly, owns all the shares in each such Significant Subsidiary, free and clear of any Encumbrances; all such shares are validly issued and fully paid up to their par value.

Section 4.2         Ownership of the Shares

As of the Signing Date and as of the First Stage Closing Date, the Seller owns beneficially and of record the First Stage Shares, and as of the Signing Date and as of the Second Stage Closing Date, the Seller owns beneficially and of record the Second Stage Shares, in each case, free and clear of all Encumbrances.  The First Stage Shares and the Second Stage Shares (together, the “Shares”) are validly issued, fully paid and non-assessable and were not (and will not be, as applicable) issued in violation of any preemptive rights.  As of the Signing Date, neither the Seller nor any of its Affiliates holds or owns any options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights, whether contingent or not, to subscribe for, purchase or acquire any issued or unissued Common Shares (or any other shares of the Company).  Except for the Shareholders Agreement, there are (i) no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares and (ii) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or any other securities of the Company obligating the Seller, or any of the Seller’s Affiliates to issue, sell, purchase, redeem or otherwise acquire any equity interest in the Company.

Section 4.3         No Conflict

Assuming that all consents, approvals, authorizations and other actions described or listed in Sections 4.6(b) and 4.14 of this Agreement or the Seller Disclosure Letter have been obtained, all filings and notifications described or listed in Section 4.14 of this Agreement or the Seller Disclosure Letter have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Buyer or any of its Affiliates, neither the execution or delivery by the Seller of this Agreement or the Shareholders Agreement, or the performance by the Seller of its obligations under this Agreement or the Shareholders Agreement, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the articles of association, organizational regulations, certificate or articles of incorporation or by-laws (or other similar organizational documents) of the Seller, the Company or any Subsidiary of the Company, (b) result in any material breach of, or constitute a default under, any Material Contract or order or judgment to which the Seller, the Company or any Subsidiary of the Company is a party or by which it is bound or (c) violate any applicable material Legal Requirement, other than such breaches, defaults or violations that would not, in the case of clause (b), (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Shareholders Agreement or (ii) otherwise have a Material Adverse Effect.

Section 4.4         Capital Stock of the Company

As of 4 April 2008, (i) the Company has an authorized share capital (i.e. the share capital and the conditional capital registered in the commercial register of Zug) of 328,955,000 Common Shares, (ii) 298,083,424 Common Shares are issued and outstanding, (iii) 13,800,664 Common Shares are held by the Company in its treasury and (iv) there were 14,778,976 Common Shares underlying outstanding stock options, share-settled SARs, restricted share units and share-settled performance units, in each case issued under the Company’s 2002 Incentive Plan.

Section 4.5         Financial Statements; Other Liabilities

(a)           Section 4.5(a) of the Seller Disclosure Letter contains the audited balance sheets of the Company and its Subsidiaries as of 31 December 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended 31 December 2007 (the “2007 Financial Statements”).

(b)           The 2007 Financial Statements (i) comply as to form in all material respects with the published rules and regulations of the SEC, (ii) were prepared in conformity with U.S. generally accepted accounting principles consistently applied and in accordance with the books of account and other financial records of the Company and its Subsidiaries (except in each case as may be indicated in the notes thereto) and (iii) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby.

(c)           As of the date of the 2007 Financial Statements, except as disclosed in the notes to the 2007 Financial Statements, there was no material “off-balance sheet” financial indebtedness relating to the business of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 4.6         Agreements

(a)           Section 4.6(a) of the Seller Disclosure Letter lists, as of the Signing Date or as of the date of the most recent update delivered to the Seller Disclosure Letter pursuant to Section 7.7 (such date, the “Supplemental Disclosure Date”) all material distribution contracts, leases, supply and Third Party manufacturing contracts, joint venture, partnership and shareholder agreements, debt agreements, guarantees and related security agreements, non-competition contracts, asset purchase agreements, settlement agreements and other material agreements of the Company and its Subsidiaries (collectively the “Material Contracts”).  For purposes of this Section 4.6, “material” means:

(i)            Third Party distribution contracts with an annual payment or financial commitment, on an individual basis, exceeding U.S.$ 80,000,000;

(ii)           leases of personal property with an annual payment, on an individual basis, exceeding U.S.$ 25,000,000;

(iii)                            supply and Third Party manufacturing contracts and binding purchase or sale commitments with a total annual payment or financial commitment, on an individual basis, exceeding U.S.$ 80,000,000;

(iv)                           all joint venture, partnership and stockholder agreements that involve a sharing of profits, losses, costs or liabilities with a Third Party irrespective of the value of the contract;

(v)                               agreements under which the Company or any of its Subsidiaries has incurred, assumed or guaranteed any indebtedness for borrowed money, sale and leaseback agreements and factoring agreements and related security agreements, on an individual basis, exceeding U.S.$ 50,000,000;

(vi)                            contracts or commitments restricting the Company or any of its Subsidiaries from engaging in or competing in any line of business;

(vii)                        agreements for the sale or purchase of any assets of the Company or its Subsidiaries other than in the ordinary course of business, or for the grant of any options or preferential rights to purchase any assets, property or rights of the Company or its Subsidiaries (other than inventory), in each case, for consideration in excess of U.S.$ 80,000,000 or under which the Company or any of its Subsidiaries has any continuing obligation;

(viii)                     research and development agreements with total annual payments or financial commitments, on an individual basis, exceeding U.S.$ 25,000,000;

(ix)                             material license agreements pursuant to which the Seller, the Company, any Subsidiary of the Company or any Affiliate of the Seller licenses any Intellectual Property to or from any Third Party, which Intellectual Property is used exclusively in the conduct of the business of the Company and its Subsidiaries;

(x)                                material settlement agreements with respect to disputes concerning Intellectual Property;

(xi)                             Single Source Supply Contracts;

(xii)                          executory contracts for capital expenditures with total annual payments or financial commitments, on an individual basis, exceeding U.S.$ 40,000,000; and

(xiii)                        any other agreement with respect to the conduct of the business of the Company and its Subsidiaries in Significant Countries that requires an annual payment of more than U.S.$ 25,000,000 during the current term of such agreement and which the Company or any of its Subsidiaries is not able to terminate on twelve (12) months’ notice or less without penalty.

(b)                                The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of any of the Material Contracts other than (i) those conflicts, breaches, defaults or events of default that would not materially adversely affect the aggregate value of such Material Contracts to the business of the Company and its Subsidiaries or otherwise have a Material Adverse Effect and (ii)(A) those consents, the failure of which to obtain, and (B) the rights of termination, acceleration or cancellation, the exercise of which, would not materially adversely affect the aggregate value of such Material Contracts to the business of the Company and its Subsidiaries or otherwise have a Material Adverse Effect.

(c)                                 None of the Company or any of it Subsidiaries is in breach of, or default under, any of the Material Contracts to which it is a party and, to the Seller’s Knowledge, no other party to any Material Contract is in breach thereof or default thereunder other than those breaches that would not materially adversely affect the aggregate value of such Material Contracts to the business of the Company and its Subsidiaries or otherwise have a Material Adverse Effect.

Section 4.7                         Insurance

To the Seller’s Knowledge, all material properties of the Company and its Subsidiaries are currently covered by insurance or self insurance or programs in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to the business of the Company and applicable Legal Requirements.

Section 4.8                         Real Property

(a)                                 The Company and its Subsidiaries has good and marketable indefeasible fee simple title to all of the Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  Neither the Seller nor any of its Affiliates owns any material real property which is used exclusively in the business of the Company.  To the Seller’s Knowledge, neither the Company nor any of its Subsidiaries is a party to any agreement or option to sell any Owned Real Property.

(b)                                Each lease relating to Leased Real Property is a valid agreement enforceable against the Company or its Subsidiary and to the Seller’s Knowledge, against the other parties thereto.  None of the Company or its Subsidiaries is in material default or breach, or has received a written notice alleging that it is in material default or breach, under any lease relating to the material Leased Real Property and, to the Seller’s Knowledge, none of the other parties to such leases is in material default or breach thereunder.  The transactions contemplated herein do not require the consent of any other party to any Specified Leases, will not result in a breach of or default under any Specified Leases, or otherwise cause any Specified Leases to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the First Stage Closing or the Second Stage Closing, as applicable.

(c)                                 Other than the Shared Site Agreements, there are no material agreements between the Seller and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, providing for arrangements pursuant to which sites are shared between the Seller or its applicable Affiliate (other than the Company and its Subsidiaries), on the one hand, and the Company or its applicable Subsidiary, on the other hand.

(d)                                To the Seller’s Knowledge, from 1 January 2006 to the Signing Date or to the Supplemental Disclosure Date, as applicable, the Company has not received any written notice from any Governmental Authority or any Third Party that any of the Real Property is not in compliance with all applicable Legal Requirements, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect or materially adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.  To the Seller’s Knowledge, from 1 January 2006 to the Signing Date or to the Supplemental Disclosure Date, as applicable, none of the Company or its Subsidiaries has received any written threat of condemnation or similar proceeding relating to the Real Property or any material portion thereof.

Section 4.9                         Taxes

Solely as limited to Taxes relating to any Significant Country:

(a)                                 all material Tax Returns that are required to be filed on or before the First Stage Closing Date (in respect of the First Stage Acquisition) or the Second Stage Closing Date (in respect of the Second Stage Acquisition) by or on behalf of the Company and its Subsidiaries have been, or will be, timely filed; each such Tax Return is true and correct or will be true and correct when filed in all material respects; and all Taxes shown to be due and payable on such Tax Returns have been, or will be, timely paid or reserved for if payment occurs according to applicable law after the applicable taxable period;

(b)                                there are no outstanding written agreements or waivers extending the statute of limitations applicable to any such Tax Return (other than extensions of time to file Tax Returns obtained in the ordinary course);

(c)                                 all material Taxes which the Company and its Subsidiaries is required by applicable Legal Requirements to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose;

(d)                                no Share to be sold is a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the Code;

(e)                                 no election under U.S. Treasury Regulation Section 301.7701-3 of the Code has been filed with respect to the Company;

(f)                                   since 1 January 2006, no written claim has been made by a Governmental Authority in a jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to material taxation by that jurisdiction;

(g)                                the Company does not have any material Liability for the Taxes of any Person under Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract;

(h)                                the Company is in compliance in all material respects with all outstanding rulings and advance pricing agreements with each tax authority; and

(i)                                    (A) Subsection (A) of Section 4.9(i) of the Seller Disclosure Letter sets forth the Company’s calculation as of the Signing Date (prepared in good faith using the assumptions and principles detailed in Section 4.9(i) of the Seller Disclosure Letter) of the percentages that the Company and its Swiss Affiliates are deemed to own for Swiss and U.S. income tax purposes of the intellectual property (the “Swiss IP Ownership %”) of the products set forth on Section 4.9(i)(A) of the Seller Disclosure Letter and (B) Subsection (B) of Section 4.9(i) of the Seller Disclosure Letter sets forth the Company’s reasonable estimate as of the Signing Date (prepared in good faith using the assumptions and principles detailed in Section 4.9(i) of the Seller Disclosure Letter) of Swiss IP Ownership % of the products set forth on Section 4.9(i)(B) of the Seller Disclosure Letter.

Section 4.10                  Litigation and Other Proceedings; Orders

(a)                                 (i) As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, there are no Proceedings involving an individual claim in excess of U.S.$ 10,000,000 or claims in the aggregate in excess of U.S.$ 100,000,000 pending against the Company or any of its Subsidiaries and (ii) since 1 January 2007 through the Signing Date or the Supplemental Disclosure Date, as applicable, none of the Seller, the Company or any Subsidiary of the Company has received written product liability claim or other claims demanding amounts individually in excess of U.S.$ 10,000,000 or in the aggregate in excess of U.S. $100,000,000 nor has any of the Seller, the Company or any Subsidiary of the Company initiated a product recall in respect of the quality or fitness for use of any material amount of  goods produced, distributed, marketed or sold by the Company and its Subsidiaries (a “Product Recall”) (it being understood and agreed that a product return in the ordinary course of business does not constitute a Product Recall).  To the Seller’s Knowledge, as of the Signing Date and as of the Supplemental Disclosure Date, as applicable, there are no Proceedings involving Company Intellectual Property that involve a claim for injunctive relief.

(b)                                As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, to the Seller’s Knowledge, none of the Seller, the Company or any Subsidiary of the Company is subject to any investigation, whether civil or criminal, order, judgment, decree, injunction, stipulation, settlement agreement or consent decree of or with any court or other Governmental Authority that imposes or threatens to impose any material obligations on the conduct of the business of the Company and its Subsidiaries.  None of the Company or any of its Subsidiaries have entered into any settlement or compromise for which the Buyer or its Affiliates may have continuing obligations.

(c)                                 This Section 4.10 does not relate to Proceedings arising under Environmental Laws, such matters being the subject of Section 4.13 or with respect to regulatory compliance, such matters being the subject of Section 4.18.

Section 4.11                  No Material Adverse Change

On or after 1 January 2008 and through but excluding the Signing Date, (i) there has been no Material Adverse Change and no event or events shall have occurred that could reasonably be expected to result in such a Material Adverse Change and (ii) the Company has conducted its business only in the ordinary course.

Section 4.12                   Licenses and Permits

(a)                                 The Company and its Subsidiaries possess all material Governmental Permits necessary for the conduct of their business (including all Governmental Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”)). As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, to the Seller’s Knowledge, none of the Seller, the Company or any Subsidiary of the Company has received written notice that the Company or any of its Subsidiaries is in material violation of any term of any material Governmental Permit or that any Governmental Authority intends to revoke or rescind any material Governmental Permit related to the business of the Company and its Subsidiaries.  The business of the Company and its Subsidiaries complies in all material respects with the Governmental Permits.

(b)                                To the Seller’s Knowledge, the Company and each of its Significant Subsidiaries is licensed or qualified to do business in each jurisdiction where the nature of the properties owned, leased or operated by them and the business transacted by them requires such licensing or qualification, except where any such failures to be qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.13                  Environmental Matters

(a)                                 To the Seller’s Knowledge, the business of the Company and its Subsidiaries has been conducted in material compliance with all applicable Environmental Laws.

(b)                                To the Seller’s Knowledge, all material Environmental Permits required under all applicable Environmental Laws for the continued operation of the business of the Company and its Subsidiaries have been obtained and are valid.

(c)                                 To the Seller’s Knowledge, as of the Signing Date or as of the Supplemental Disclosure Date, as applicable, none of the Real Property, or any manufacturing facility sold by the Company or any of its Subsidiaries within the five-year period ending immediately prior to the Signing Date, is involved in or is subject to any material pending or threatened Proceeding under any Environmental Law.

(d)                                As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, to the Seller’s Knowledge, no Person or Governmental Authority has asserted any written claims, requests or demands against the Company or any Subsidiary in amounts material to the business of the Company and its Subsidiaries for damages, costs or expenses arising out of or due to the emission, disposal, discharge or other release of any Hazardous Substances, or arising out of or due to any injury to human health or the environment by reason of the current or past condition or operation of any facility, or for offsite treatment, storage or disposal of Hazardous Substances transported from the Real Property.

(e)                                 There is no environmental condition, situation or incident on, at, under, in or concerning any Real Property that could reasonably be expected to give rise to any material Environmental Liability under any applicable Environmental Laws.

(f)                                   The Seller has made (and will make) available to the Buyer, or has caused (and will use its reasonable efforts to cause) the Company and its Subsidiaries to have made available to the  Buyer, true and complete copies of all material written environmental assessments, correspondence, reports, data, analyses and compliance audits that have been prepared by or on behalf of the Company and its Subsidiaries as of the Signing Date and as of the First Stage Closing Date with respect to the Real Property or any property formerly owned, operated or leased by the Company and its Subsidiaries, in each case to the extent prepared since 1 January 2005 and in the Seller’s, the Company’s or any Subsidiary of the Company’s possession or control.

(g)                                The Buyer acknowledges that (i) the representations and warranties contained in this Section 4.13 are the only representations and warranties being made with respect to compliance with or liability under any Environmental Law or with respect to any environmental matters, including natural resources, related in any way to the business of the Company and its Subsidiaries or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement will apply to any such matters and no other  representation and warranty, express or implied, is being made with respect thereto.

Section 4.14                  Governmental Consents and Approvals

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Seller or the Company in connection with the execution and performance of this Agreement or the consummation of the transactions contemplated by this Agreement and the Shareholders Agreement, other than (i) compliance with and filings under the HSR Act, (ii) compliance under the Council Regulation (EC) No. 139/2004, as amended, or the applicable national competition laws of the member states, (iii) if applicable, compliance with and filings under the Investment Canada Act and the Competition Act (Canada) (“Competition Act”) and (iv) any additional consents and filings required under any other applicable antitrust or competition law or regulation.

Section 4.15                  Intellectual Property and Know-How

(a)                                 The Company or a Subsidiary of the Company owns all rights and interest in and has all title to, or has a valid and enforceable license to use, the Company Intellectual Property free and clear of all Encumbrances, other than Encumbrances that do not adversely affect the ownership interest in, or the value or use of, such asset for its current purposes.  The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Company or its Subsidiaries to use any of the Company Intellectual Property.

(b)                                To the Seller’s Knowledge, there are no facts or circumstances that would render any of the Company Intellectual Property invalid or unenforceable.  From 1 January 2006 to the Signing Date or to the Supplemental Disclosure Date, as applicable, (i) neither the Seller nor, to the Seller’s Knowledge, the Company or any Subsidiary of the Company has received a written claim that the Company Intellectual Property is invalid or unenforceable, nor has any such claim been asserted in any pending or, to the Seller’s Knowledge, threatened litigation or proceeding before any Governmental Authority and (ii) none of the Company Intellectual Property is or was subject to any pending or, to the Seller’s Knowledge, threatened claims or proceedings for infringement, opposition, cancellation or revocation.  All registration or application fees (or, in the case of patents, maintenance fees) necessary to maintain the Company Intellectual Property have been paid, all necessary renewal applications have been filed and all other material steps necessary for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, individually or in the aggregate, materially adversely affect the value or use of the Company Intellectual Property.

(c)                                 The Company or a Subsidiary of the Company owns all right and interest in, and all title to, the Company Know-How free and clear of any Encumbrances other than Encumbrances that do not materially affect the ownership interest in, or the value or use of, such asset for its current purposes.  Neither the Seller nor any of its Affiliates (other than the Company and its Subsidiaries) owns or licenses any Intellectual Property or Know-How used primarily in the business of the Company and its Subsidiaries.

(d)                                Except as would not, individually or in the aggregate, materially adversely affect the value or use of the Company Know-How, since 1 January 2006, to the Seller’s Knowledge, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Company’s confidential information, including the Company Know-How.

(e)                                 To the Seller’s Knowledge, (i) the conduct of the business of the Company and its Subsidiaries does not violate any license or agreement, infringe, misappropriate or otherwise violate any Intellectual Property or Know-How owned by a Third Party and (ii) from 1 January 2006 to the Signing Date or to the Supplemental Disclosure Date, as applicable, no suit, action or claim has been asserted, threatened or is or was pending concerning any claim or position that the Company or any of its Subsidiaries has violated an Intellectual Property or Know-How right of a Third Party or is in material breach or default under any Intellectual Property Agreement.

(f)                                   To the Seller’s Knowledge, no Person has infringed the Company’s Intellectual Property and/or the Company Know-How rights, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(g)                                Since 1 January 2007, to the Seller’s Knowledge, there have been no material breaches of the Company’s or its Subsidiaries’ security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification, or destruction of information or interference with systems operations in any information system or database of the Company or any of its Subsidiaries, including any such breach or incident that required or requires notice to any Third Party.

Section 4.16                  Employee Plans and Personnel Matters

(a)                                 To the Seller’s Knowledge, since 1 January 2006, each Company Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable Legal Requirements of the relevant jurisdiction (including the requirements for any funding and Tax-favored treatment intended for such plan or applicable to plans of its type). To the Seller’s Knowledge, no event, transaction or condition exists or has occurred that is reasonably likely to result in the loss or material limitation of any such Tax-favored treatment.

(b)                                All material contributions, premiums and benefit payments in respect of the Company Employees under or in connection with the Company Employee Plans due prior to the Signing Date have been timely made.

(c)                                 To the Seller’s Knowledge, there have been no acts or omissions by any party with respect to the Company Employee Plans which have given rise to or may give rise to material fines, penalties, taxes or related charges under applicable Legal Requirements for which after the First Stage Closing Date or Second Stage Closing Date, the Company, the Buyer or any of its other Subsidiaries could reasonably be expected to be liable.

(d)                                As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, there are no actions, suits, claims (other than routine claims for benefits) or investigations pending or, to Seller’s Knowledge, threatened, involving any material Company Employee Plan or their assets for which the Company and its Subsidiaries (after the First Stage Closing Date) or the Buyer, the Company and their respective Subsidiaries (after the Second Stage Closing Date) could reasonably be expected to incur any material Liability and no event, transaction or condition exists or has occurred which could reasonably be expected to give rise to any such actions, suits, claims (other than routine claims for benefits) or investigations.  The Company has no material liability with respect to any Plan other than for contributions, payments or benefits due in the ordinary course of business under the current Company Employee Plans.

(e)                                 As of the Signing Date, neither the execution and delivery of this Agreement nor the consummation of the First Stage Acquisition or Second Stage Acquisition will (i) result in any material payment (including any material extra income, material bonus payment or material enhanced redundancy or severance payment from the Company or any of its Subsidiaries) becoming due on or after the First Stage Closing Date or Second Stage Closing Date, as applicable, to any director, officer, employee, or former employee, (ii) materially increase any benefits otherwise payable under any material Company Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits under any material Company Plan.  The Company and its Subsidiaries have made no agreement, undertaking or commitment with any employee, director, officer, service provider or agent (whether written or oral) to make such person fully or partially whole with respect to any adverse Tax consequences relating to any Company Plan.

(f)                                   As of 31 December 2007 and except as disclosed in the Company’s Form 20-F for the fiscal year ending 31 December 2007, there are no material unfunded liabilities under the Company Plans that provide any post retirement medical, dental, vision, life, disability or other welfare benefits or insurance coverage.

(g)                                As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, to the Seller’s Knowledge, there are no: (i) material strikes, lockouts, stoppages or work slowdowns pending or threatened against or involving the Company or any of its Subsidiaries; or (ii) material unfair labor practice charges, grievances or complaints or material judicial or administrative proceedings pending or threatened by or on behalf of any Company Employees.

Section 4.17                  Compliance with Legal Requirements

Except with respect to Legal Requirements (i) arising under Environmental Laws (which are the subject of Section 4.13), (ii) applicable to Company Employee Plans (which are the subject of Section 4.16) and (iii)  in respect of regulatory compliance (which are the subject of Section 4.18) to the Seller’s Knowledge, the Company and its Subsidiaries are in material compliance with all Legal Requirements applicable to the conduct of their business as currently conducted.  As of the Signing Date or as of the Supplemental Disclosure Date, as applicable, since 1 January 2007, to the Seller’s Knowledge, none of the Seller, the Company or any Subsidiary of the Company has received written notice from a Governmental Authority of any material violations with respect to Legal Requirements applicable to the ownership or operation of their business as currently conducted, or any notice that any material facility of the Company and its Subsidiaries is not in material compliance with applicable Legal Requirements or requires any material improvement, modification or alteration in order to lawfully continue any aspect of the operations conducted at the facility.  To the Seller’s Knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or private counterparties, or established or maintained any unlawful or unrecorded funds or taken any other action in violation of the Foreign Corrupt Practices Act of 1977, as amended, (the “FCPA”) or any other similar applicable law, (ii) paid, accepted, offered, promised, authorized or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.18                  Regulatory Compliance

To the Seller’s Knowledge:

(a)                                 As to each product subject to the FDCA or similar Legal Requirements in any non-United States jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (a “Medical Product”), each such Medical Product is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Requirements, including those relating to investigational use, pre-market clearance or marketing approval to market a Medical Product, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.  As of the Signing Date or as of the

Supplemental Disclosure Date, as applicable, neither the Company nor any of its Subsidiaries has received any notice or other communication from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Product of any Legal Requirement, in the case of (A) and (B), that individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

(b)                                (i) No Medical Product is under consideration by senior management of the Company or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since 1 January 2006 through the Signing Date or the Supplemental Disclosure Date, as applicable and (ii) as of the Signing Date or as of the Supplemental Disclosure Date, as applicable, no proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Product are pending against the Company or any of its Subsidiaries or any licensee of any Medical Product which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

(c)                                 As to each Medical Product of the Company or any of its Subsidiaries for which a pre-market approval application, pre-market notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Legal Requirements and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Requirements, except for any such failures to be in compliance which individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

(d)                                No article of any Medical Product manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Requirements), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Requirements) or

(C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Legal Requirements), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

(e)                                 Neither the Company nor any of its Subsidiaries, nor, through the Signing Date or the Supplemental Disclosure Date, as applicable, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (10 September 1991) or any similar policy.

(f)                                   Neither the Company nor any of its Subsidiaries, nor any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement.  Neither the Company nor any of its Subsidiaries, nor, any officer, employee or agent or the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the U.S. Social Security Act of 1935, as amended or any similar Legal Requirements.

(g)                                Since 1 January 2006 through the Signing Date or the Supplemental Disclosure Date, as applicable,  neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Product, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Product or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Product produced at any facility where any Medical Product is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 4.19                  SEC Filings

(a)                                 The Company has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) by the Company or any of its Subsidiaries with the SEC under the Securities Act, the Exchange Act or SOX with respect to any fiscal period ending after 1 January 2006, or with respect to any development, event or state of facts occurring since 1 January 2006 (such documents, together with any documents filed (or furnished) during such period by the Company with the SEC on a voluntary basis, the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, in each case to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) or, if amended prior to the Signing Date or the Supplemental Disclosure Date, as applicable, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c)                                 The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)                                The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.20                  Brokers

Except for Credit Suisse Securities (Europe) Ltd., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Shareholders Agreement based upon or arising from arrangements made on behalf of the Seller and its Affiliates.  The Seller is solely responsible for any fees, commissions and expenses or other amounts which are or may become payable to Credit Suisse Securities (Europe) Ltd. in connection with this Agreement or the Shareholders Agreement.

Section 4.21                  No Restrictions on the Transactions

To the Seller’s Knowledge, except as expressly contemplated by this Agreement or the Shareholders Agreement, there are no anti-takeover or similar statute or regulation or provision of the articles of association or organizational regulations, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries that would prevent, impede or delay the consummation of the transactions contemplated by this Agreement and the Shareholders Agreement. No action by the Board of Directors or the shareholders of the Company is necessary to approve the transactions contemplated hereby and thereby.

ARTICLE 5.                      REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 5.1                         Organization and Authority

The Buyer is a corporation duly organized and validly existing under the laws of Switzerland and has all necessary corporate power and authority to enter into this Agreement and the Shareholders Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Shareholders Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer and of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer.  Each of this Agreement and the Shareholders Agreement has been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms.

Section 5.2                         No Conflict

Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.3, neither the execution and delivery by the Buyer of this Agreement and the Shareholders Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the Buyer’s certificate or articles of incorporation or by-laws (or other similar organizational documents), (b) result in any material breach of, or constitute a default under, any material contract or order or judgment to which the Buyer is a party or by which it is bound, or (c) violate any applicable material Legal Requirement, other than such breaches, defaults or violations which would not, individually or in the aggregate, prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement and the Shareholders Agreement.

Section 5.3                         Governmental Consents

The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement and the Shareholders Agreement by the Buyer will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than (i) compliance with and filings under the HSR Act, (ii) compliance under the Council Regulation (EC) No. 139/2004, as amended, or the applicable national competition laws of the member states, (iii)  if applicable, compliance with and filings under the Competition Act and (iv) any additional consents and filings required under any other applicable antitrust or competition law or regulation.

Section 5.4                         Financing of the Transactions

On the First Stage Closing Date (in respect of the First Stage Acquisition) and the Second Stage Closing Date (in respect of the Second Stage Acquisition) the Buyer will have, sufficient immediately available funds to pay, in cash, the First Stage Purchase Price and the Second Stage Purchase Price, respectively, and all other amounts payable by the Buyer pursuant to this Agreement and the Shareholders Agreement or otherwise necessary to be paid by the Buyer to consummate the transactions contemplated hereby and thereby.

Section 5.5                         Brokers

Except for Goldman Sachs International, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Shareholders Agreement based upon or arising from arrangements made on behalf of the Buyer and its Affiliates.  The Buyer is solely responsible for any fees, commissions and expenses or other amounts which are or may become payable to Goldman Sachs International in connection with this Agreement or the Shareholders Agreement.

Section 5.6                         Investigation

(a)                                 The Buyer acknowledges and agrees that it has made its own inquiry and investigation and has formed an independent judgment concerning the Company and its Subsidiaries and the Shares.

(b)                                In connection with the Buyer’s investigation of the Company and its Subsidiaries and the Shares, the Buyer has received from the Seller and the Company certain projections, forecasts and other planning and budget information for the Company.  The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Buyer will not assert any claim against the Seller, the Company and/or their respective Subsidiaries and Affiliates and/or any of their directors, officers, employees or agents, respectively, or hold any such entities and/or Persons liable with respect thereto; provided, however, that this Section 5.6(b) will not apply to the representation and warranty in Section 4.9(i)(B) but that representation and warranty shall be limited by and subject to the qualifications and limitations in Section 4.9 of the Seller Disclosure Letter.

(c)                                 The Buyer acknowledges and agrees that, except for the representations and warranties contained in this Agreement, the Seller does not make any other representations or give any other warranties, express or implied.

ARTICLE 6.                      INDEMNIFICATION

Section 6.1                         Indemnification by the Seller

(a)                                 General Principle:  If the First Stage Closing occurs and, as applicable, if the Second Stage Closing occurs, in the event of any breach of any representation or warranty by the Seller contained in Article 4 of this Agreement as of the First Stage Closing Date (in respect of the First Stage Acquisition) or the Second Stage Closing (in respect of the Second Stage Acquisition) or in the event of any breach of any covenant contained in this Agreement or the Shareholders Agreement by the Seller (a “Seller Covenant Breach”), the Seller will indemnify the Buyer for the Buyer’s Share of all losses, costs, damages and expenses (including reasonable attorneys’ fees) (each, a “Loss”) (i) suffered by the Company and its Affiliates (in the case of a breach of a representation and warranty relating to the Company) or (ii) suffered by the Buyer and its Affiliates (in the case of a breach of a representation and warranty relating to the Seller and its Affiliates or in the case of a Seller Covenant Breach) (the Buyer’s Share of (i) and (ii) being collectively referred to as the “Buyer Incurred Damages”).  The Buyer will use, and after the Second Stage Closing Date will also use its reasonable efforts to cause the Company and its Subsidiaries to use, commercially reasonable efforts to mitigate any such Buyer Incurred Damages (recognizing that prior to the Second Stage Closing Date the Buyer may have limited ability to mitigate damages given its status as a minority shareholder).

As used herein, the “Buyer’s Share” of (i) a Loss suffered by the Company and its Affiliates means a fraction, the numerator of which shall be the total number of Shares, and the denominator of which shall be the total number of Common Shares then outstanding; provided, however, that with respect to Losses incurred prior to the Second Stage Closing, the portion of the Buyer’s Share that shall be indemnifiable prior to the Second Stage Closing Date shall be limited to a fraction of such Losses, the numerator of which shall be the total number of First Stage Shares, and the denominator of which shall be the total number of Common Shares then outstanding and (ii) of a Loss suffered by the Buyer and its Affiliates (in the case of a breach of a representation and warranty relating to the Seller and its Affiliates or in the case of a Seller Covenant Breach) means 100%.

Any positive, incidental, special, indirect or consequential damages, and any other action or relief, including a right of rescission (Wandelungsrecht) or revocation of this Agreement, loss of future revenue or income, or loss of business reputation or opportunity, and any remedies based on a potential breach of a duty to negotiate in good faith (culpa in contrahendo) or based on a theory of material error (Grundlagenirrtum), is expressly excluded.  The Seller hereby waives any claim of subrogation against, or contribution from, the Company or any of its Subsidiaries in connection with any matter indemnified by the Seller hereunder.  For the avoidance of doubt, Articles 200 (knowledge of the Buyer), 201 (duty to immediately check the purchased business and duty to immediately notify defects) and 210 (time period within which a claim has to be brought) of the Swiss Code of Obligations are herewith fully waived and replaced by the provisions of this Agreement.  Notwithstanding anything contained herein, there shall be no double recovery for any Losses suffered from facts, circumstances or events giving rise to a breach, but the facts, circumstances or events giving rise to a breach could (subject to the provisions hereof) form the basis of a claim with respect to both the First Stage Shares and the Second Stage Shares; provided that in the event of a breach of a representation and warranty by the Seller as of the First Stage Closing Date that is continuing through the Second Stage Closing Date, then Buyer Incurred Damages relating to Losses suffered by the Company recoverable in connection with the First Stage Acquisition in respect of such breach shall be calculated with respect to the First Stage Shares, and Buyer Incurred Damages relating to Losses suffered by the Company recoverable in connection with the Second Stage Acquisition in respect of such breach shall be calculated with respect to the Second Stage Shares.

(b)                                De Minimis:  No Buyer Incurred Damages with respect to breaches of representations and warranties may be claimed by the Buyer or will be reimbursable by the Seller or will be included in calculating the aggregate Buyer Incurred Damages set forth in Section 6.1(c) other than (i) in connection with the First Stage Acquisition, Buyer Incurred Damages in excess of U.S.$ 2,000,000 and (ii) in connection with the Second Stage Acquisition, Buyer Incurred Damages in excess of U.S.$ 5,000,000, in either case resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided that the foregoing limitation shall not apply to any Buyer Incurred Damages arising from a breach of the representations and warranties set forth in Sections 4.1, 4.2 and 4.3.

(c)                                 Threshold: The Seller’s liability for indemnification under this Section 6.1 with respect to breaches of representations and warranties will apply only to Buyer Incurred Damages which, in the aggregate and subject to Section 6.1(b), (i) in the case of a breach of the Seller’s representations and warranties as of the First Stage Acquisition, exceed one and one-half percent (1.5%) of the First Stage Closing Date Amount (the “First Stage Deductible”) and then only to the extent the amount of such Buyer Incurred Damages exceeds such amount in total and (ii) in the case of a breach of the Seller’s representations and warranties as of the Second Stage Acquisition, exceed one and one-half percent (1.5%) of the sum of the First Stage Closing Date Amount and the Second Stage Closing Date Amount and then only to the extent the amount of such Buyer Incurred Damages exceeds such amount in total, provided that the foregoing limitations shall not apply to any Buyer Incurred Damages arising from a breach of the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 (such Buyer Incurred Damages arising from a breach of the Seller’s representations and warranties (other than the representations and warranties set forth in Sections 4.1, 4.2 and 4.3) as of the First Stage Acquisition and which are timely claimed in accordance with Section 6.3 being referred to as “First Stage Damages”).  For the avoidance of doubt, First Stage Damages will be regarded as having been incurred in respect of a breach of the Seller’s representations and warranties as of the Second Stage Acquisition for purposes of calculating how much of the deductible set forth in clause (ii) of the preceding sentence has been satisfied.

(d)                                Maximum Recovery:  Notwithstanding anything in this Agreement to the contrary, the Seller’s liability for indemnification under this Section 6.1 with respect to breaches of representations and warranties will not exceed (i) in connection with the First Stage Acquisition, thirty percent (30%) of the First Stage Closing Date Amount and (ii) in connection with the Second Stage Acquisition, thirty percent (30%) of the sum of the First Stage Closing Date Amount and the Second Stage Closing Date Amount; provided that in respect of any Buyer Incurred Damages arising from a breach of the representations and warranties set forth in Sections 4.1, 4.2 and 4.3, the foregoing limitations shall be increased to (x) in connection with the First Stage Acquisition, one hundred percent (100%) of the First Stage Closing Date Amount, and (y) in connection with the Second Stage Acquisition, one hundred percent (100%) of the sum of the First Stage Closing Date Amount and the Second Stage Closing Date Amount.  For the avoidance of doubt, First Stage Damages will be regarded as having been incurred in respect of a breach of the Seller’s representations and warranties as of the Second Stage Acquisition for purposes of calculating how much of the cap set forth in clause (ii) of the preceding sentence has been satisfied.

(e)                                 Exclusions:  The liability of the Seller under this Section 6.1 will be excluded:

(i)                                   if the Seller has, within sixty (60) days following receipt of the Buyer’s notice of the breach of a representation or warranty, remedied such breach;

(ii)                                if and to the extent that the Buyer and/or its Affiliates have been reimbursed for such Buyer Incurred Damages by a Third Party (including reimbursement under any insurance policy net of the amount by which insurance premiums have been increased as a result of the claim);

(iii)                             if and to the extent that such Buyer Incurred Damages arise from, or are increased by, the enactment of any new legislation (including Tax legislation), or the amendment of any existing laws or rules (including Tax law) after the First Stage Closing Date (in respect of Buyer Incurred Damages in connection with the First Stage Acquisition) or the Second Stage Closing Date (in respect of Buyer Incurred Damages in connection with the Second Stage Acquisition);

(iv)                            if and to the extent that such Buyer Incurred Damages arise from, or are increased by, any act or omission by the Buyer or its Affiliates;

(v)                               if and to the extent that allowance, provision or reserve in respect of any specific Loss suffered by the Company was made in the 2007 Financial Statements, but only up to the amount of such allowance, provision or reserve; or

(vi)                            if a MAC Determination Date has occurred and then the Buyer delivers a Buyer Exercise Notice pursuant to Section 3.1, then to the extent that such Buyer Incurred Damages arise from the facts, circumstances or events giving rise to such Material Adverse

Change, but only to the extent such facts, circumstances or events were known to the Buyer at the time the Buyer delivered the Buyer Exercise Notice.

(f)            Subsequent Receipt:  If the Seller reimburses the Buyer or any of its Affiliates for Buyer Incurred Damages and the Buyer or any of its Affiliates subsequently recovers from or is reimbursed by a Third Party (including any insurer or Tax authority), in whole or in part, for matters related to the same subject matter of such Buyer Incurred Damages, the Buyer will promptly repay to the Seller the lesser of:

(i)            the amount equal to the amount recovered from such Third Party less any out-of-pocket costs and expenses (including the amount insurance premiums have increased as a result of such claim) incurred by the Buyer or any of its Affiliates in recovering the same; or

(ii)           the amount paid by the Seller in respect of such claim.

(g)           Other:  Notwithstanding anything to the contrary contained herein, no payment shall be made by the Seller pursuant to this Section 6.1 in respect of First Stage Damages except:

(i)            upon termination of this Agreement without the Second Stage Closing having occurred, in which case the Seller shall pay the Buyer, within two (2) Business Days after such termination, an amount equal to the excess, if any, of the amount of First Stage Damages over the First Stage Deductible, without interest; and

(ii)           if the Second Stage Closing occurs, then First Stage Damages shall be treated as Buyer Incurred Damages incurred in respect of the Second Stage Acquisition for purposes of this Section 6.1 (including as provided in Sections 6.1(c) and 6.1(d)) and the Buyer shall have no right to set off the amount of any such First Stage Damages against the Second Stage Purchase Price.

Section 6.2         Indemnification by the Buyer

(a)           General Principle:  If the First Stage Closing occurs and, as applicable, if the Second Stage Closing occurs, in the event of any breach of any representation or warranty by the Buyer contained in Article 5 of this Agreement as of the First Stage Closing Date (in respect of the First Stage Acquisition) or the Second Stage Closing Date (in respect of the Second Stage Acquisition), or in the event of any breach of any covenant contained in this Agreement or the Shareholders Agreement by the Buyer, the Buyer will indemnify the Seller for all Losses suffered by the Seller (the “Seller Incurred Damages”). The Seller will use and will cause its

Affiliates to use commercially reasonable efforts to mitigate any such Seller Incurred Damages.  Any positive, incidental, special, indirect or consequential damages, and any other action or relief, including a right of rescission (Wandelungsrecht) or revocation of this Agreement, loss of future revenue or income, or loss of business reputation or opportunity, and any remedies based on a potential breach of a duty to negotiate in good faith (culpa in contrahendo) or based on a theory of material error (Grundlagenirrtum), is expressly excluded.

(b)           Maximum Recovery:  Notwithstanding anything in this Agreement to the contrary, the Buyer’s liability for indemnification under this Section 6.2 with respect to breaches of representations and warranties will not exceed (i) in connection with the First Stage Acquisition, thirty percent (30%) of the First Stage Closing Date Amount and (ii) in connection with the Second Stage Acquisition, thirty percent (30%) of the sum of the First Stage Closing Date Amount and the Second Stage Closing Date Amount; provided that in respect of any Seller Incurred Damages arising from a breach of the representations and warranties set forth in Sections 5.1 and 5.2, the foregoing limitations shall be increased to (x) in connection with the First Stage Acquisition, one hundred percent (100%) of the First Stage Closing Date Amount, and (y) in connection with the Second Stage Acquisition, one hundred percent (100%) of the sum of the First Stage Closing Date Amount and the Second Stage Closing Date Amount.  For the avoidance of doubt, Seller Incurred Damages arising from a breach of the Buyer’s representations and warranties as of the First Stage Acquisition will also be regarded as having been incurred in respect of a breach of the Buyer’s representations and warranties as of the Second Stage Acquisition for purposes of calculating how much of the cap set forth in clause (ii) of the preceding sentence has been satisfied.

(c)           Exclusions:  The liability of the Buyer under this Section 6.2 will be excluded:

(i)            if the Buyer has, within sixty (60) days following receipt of the Seller’s notice of the breach of a representation or warranty, remedied such breach;

(ii)           if and to the extent that the Seller and/or its Affiliates have been reimbursed for such Seller Incurred Damages by a Third Party (including reimbursement under any insurance policy net of the amount by which insurance premiums have been increased as a result of the claim);

(iii)          if and to the extent that such Seller Incurred Damages arise from, or are increased by, the enactment of any new legislation (including Tax legislation), or the amendment of any existing laws or rules (including Tax law) after the First Stage Closing Date (in respect of Seller Incurred Damages in connection with the First Stage Acquisition) or the Second Stage Closing Date (in respect of Seller Incurred Damages in connection with the Second Stage Acquisition); or

(iv)          in respect of any Seller Incurred Damages claimed in connection with the Second Stage Acquisition, to the extent any such Seller Incurred Damages have been reimbursed by the Buyer to the Seller pursuant to a claim in respect of Seller Incurred Damages in connection with the First Stage Acquisition.

(d)           Subsequent Receipt:  If the Buyer reimburses the Seller for Seller Incurred Damages and the Seller subsequently recovers from or is reimbursed by a Third Party (including any insurer or Tax authority), in whole or in part, for matters related to the same subject matter of such Seller Incurred Damages, the Seller will promptly repay to the Buyer the lesser of:

(i)            the amount equal to the amount recovered from such Third Party less any out-of-pocket costs and expenses (including the amount insurance premiums have increased as a result of such claim) incurred by the Seller in recovering the same; or

(ii)           the amount paid by the Buyer in respect of such claim.

Section 6.3         Survival and Notice of Claims

(a)           The representations and warranties of the parties contained in Article 4 and Article 5 of this Agreement will survive (x) with respect to the First Stage Acquisition, until the earlier of (x) the eighteenth (18th) month anniversary of the First Stage Closing Date and (y) the Second Stage Closing Date, and (ii) with respect to the Second Stage Acquisition, until the eighteenth (18th) month anniversary of the Second Stage Closing Date; provided, however, that any claim for indemnification arising under or in connection with a breach of a representation or warranty set forth in Sections 4.1, 4.2 and 4.3 will survive until ninety (90) days after the expiration of the applicable statute of limitations and, provided further, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 6.3 will survive until such claim is finally and fully resolved.  For the avoidance of doubt, if there is a breach of a representation of warranty as of the First Stage Closing Date that is continuing through the Second Stage Closing Date, the foregoing sentence shall not prevent the making of a claim for indemnification in connection with the Second Stage Acquisition with respect to such breach within the period described in clause (ii) of the preceding sentence.  Except as set forth in the preceding sentence, no claim may be asserted nor may any Proceeding be commenced against either party for breach of any representation or warranty contained herein, unless written notice of such claim or Proceeding is received by such party declaring whether such claim is being brought in connection with the First Stage Acquisition or the Second Stage Acquisition or both, and describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Proceeding on or prior to the date on which the representation or warranty on which such claim or Proceeding is based ceases to survive as set forth in this Section 6.3.  For the avoidance of doubt, provided that written notice of a claim is made within the time limit defined in this Section 6.3, the party asserting a claim has an additional period of 60 days following the expiration of the remedy periods defined in Section 6.1(e)(i) and 6.2(c)(i) to institute proceedings pursuant to Section 10.11 of this Agreement.

(b)           A party seeking indemnification under this Article 6 will give the other party notice of any matter which such indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The failure to provide such notice within the specified time period shall not relieve the indemnifying party of any obligation in respect of the claim except to the extent that the indemnifying party shall have been prejudiced thereby.

Section 6.4         Remedies

Subject to Section 10.10 hereof, the Buyer and the Seller acknowledge and agree that (i) following the First Stage Closing (with respect to the First Stage Acquisition) and the Second Stage Closing (with respect to the Second Stage Acquisition), the indemnification provisions of Section 6.1 and Section 6.2 will be the sole and exclusive remedies of the Buyer and the Seller for any breach by the other party of the representations and warranties in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein will give rise to any right on the part of the Buyer or the Seller, after the First Stage Closing or after the Second Stage Closing to rescind this Agreement or any of the transactions contemplated hereby.

Section 6.5         Third Party Claims

(a)           If any claim is made by a Third Party against the Company or its Subsidiaries, the Seller or the Buyer that, if sustained, would give rise to indemnification under Sections 6.1 or 6.2 of this Agreement, the Seller or the Buyer, as the case may be (the “Indemnified Party”), will promptly notify the other party (the “Indemnifying Party”) in writing of the claim (but, where the Buyer is the Indemnified Party, only with respect to claims made against the Buyer or made against the Company or any of its

Subsidiaries after the Second Stage Closing) and will afford the Indemnifying Party, or its designee, the opportunity to defend or to settle the claim at the Indemnifying Party’s sole expense (but, where the Buyer is the Indemnified Party, only with respect to claims made against the Buyer).  The Indemnifying Party will have the right to defend or, subject to clause (b) below, settle, at its own expense and with counsel of its choice, any such matter involving the asserted liability of the Indemnified Party, if the Indemnifying Party promptly gives written notice of its intention to do so to the Indemnified Party.

(b)           In the event that the Indemnifying Party exercises the right to undertake any such defense against any Third Party claim as provided above, the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.  Similarly, in the event that the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.  No such Third Party claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement provides for a full and unconditional release of the Indemnified Party.  If the Indemnifying Party elects to direct the defense of any such Third Party claim, the Indemnified Party will not pay, or permit to be paid, any part of such Third Party claim unless the Indemnifying Party consents in writing to such payment, or unless the Indemnifying Party withdraws from the defense of such Third Party claim or unless a final judgment, from which no appeal may be taken by or on behalf of the Indemnifying Party, is entered against the Indemnified Party for such Third Party claim.

Section 6.6         Treatment of Indemnity Payments

The Seller and the Buyer agree to treat all payments made under the indemnity provisions of this Agreement, as adjustments to the First Stage Purchase Price and/or the Second Stage Purchase Price, as applicable.

ARTICLE 7.          OTHER COVENANTS OF THE PARTIES

Section 7.1         Access to Information Prior to the Second Stage Closing Date

From the Signing Date until the Second Stage Closing Date, upon reasonable notice, the Seller will, and will use its reasonable best efforts to cause the Company and its Subsidiaries and their respective officers, employees, independent public accountants and other representatives, (i) to afford the Buyer and its representatives reasonable access, during normal business hours, to the offices, properties and books and records of the Company and its Subsidiaries, including financial and accounting information and working papers that the Buyer may from time to time reasonably request given the nature and size of the Buyer’s interest in the Company and the Buyer’s status as an IFRS reporting company filing annual reports with the SEC on Form 20-F and (ii) to furnish to the representatives of the Buyer such additional information regarding the Company and its Subsidiaries as the Buyer and its representatives may from time to time reasonably request; provided, however, that such access will be provided upon reasonable notice, during normal business hours, and in a manner that will not unreasonably interfere with the conduct of the business of the Seller, the Company or any Subsidiaries of the Company, and will not include any right by the Buyer or its representatives to investigate or collect any samples of air, surface water, groundwater or soil at or from such properties.  Notwithstanding anything to the contrary in this Agreement, the Seller will not be required to disclose, nor to use reasonable efforts to cause the Company or its Subsidiaries to disclose, any information to the Buyer if such disclosure would, in the Seller’s sole discretion, (i) cause significant competitive harm to the business of the Company and its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client privilege or other legal privilege, (iii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement or (iv) raise significant regulatory concerns.  Any information obtained hereunder will be kept confidential, except as may be necessary to allow the Buyer to prepare and publish its quarterly and annual financial statements in accordance with applicable Legal Requirements.

Section 7.2         Access to Information After the Second Stage Closing Date

The Buyer agrees that it will, and after the Second Stage Closing Date will use its reasonable efforts to cause the Company and its Subsidiaries to, cooperate with and make available (including the right to make, at the Seller’s expense, photocopies) to the Seller, during normal business hours, all financial statements, books and records and information (without substantial disruption of their respective businesses) retained and remaining in existence after the Second Stage Closing Date relating to the Company or its Subsidiaries prior to the Second Stage Closing Date.  Such cooperation and information will include providing copies of, among other things, relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities.  The Buyer will, and will use its reasonable efforts to cause the Company and its Subsidiaries to, make its and their employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  The Buyer will, and will use its reasonable efforts to cause the Company to, use reasonable efforts to make available to the Seller the working papers of the Company’s independent public accountants and will request that such accounting firm make its employees available on a mutually convenient basis to provide explanations on any documents or information provided by it and, to the extent applicable, by the Buyer, the Company or any of its Subsidiaries.  The Buyer will, and will use reasonable efforts to cause the Company and its Subsidiaries to, retain all formal books and records relating to the Company and its Subsidiaries for a period ending after the Second Stage Closing Date until the earlier of (i) the applicable period specified in the Company’s document retention policy or Tax law, or (ii) ten (10) years following the Second Stage Closing Date; provided, however, that if the Buyer decides to destroy, or to cause the Company or any of its Subsidiaries to destroy, any such formal books and records prior to the tenth (10th) anniversary of the Second Stage Closing Date, the Buyer will notify the Seller at least ninety (90) calendar days in advance of destroying any such books and records in order to provide the Seller the opportunity, at the Seller’s cost and expense, to access (in accordance with this Section 7.2) and remove and retain all or any part of such books and records as the Seller may reasonably request.  Any information obtained hereunder will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  The Seller will bear all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) incurred in connection with the Buyer’s, the Company’s and its Subsidiaries’ providing such information.  Nothing in this Section 7.2 shall obligate the Buyer of the Company to retain e-mails, voicemails, SMS messages or other electronic data for any period of time that would be inconsistent with the Buyer’s or the Company’s (as the case may be) internal procedures and practices.

Section 7.3         Certain Actions

The parties will take the actions set forth in Section 7.3 of the Seller Disclosure Letter.

Section 7.4         Further Action

(a)           Each of the parties to this Agreement will execute and deliver such documents and other papers, and, subject to Section 7.5, shall take such further actions and do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby and by the Shareholders Agreement.

(b)           The Seller and the Buyer will, and the Seller will use its reasonable efforts to cause the Company and its Subsidiaries to, undertake to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceedings in order to safeguard their interests vis-à-vis Third Parties.

(c)           During the period between the Signing Date and the Second Stage Closing Date, the Seller and the Buyer, subject to Section 7.5, will use all commercially reasonable efforts to take, or to cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including to use its reasonable efforts to cause the Company and its Subsidiaries, as applicable, to obtain all requisite consents of or waivers from Third Parties with respect to the agreements listed in Section 4.6(b) of the Seller Disclosure Letter.

(d)           To the extent that the sale of the Shares causes a breach of any agreement, lease, license, permit or right or gives any Person other than the Company or any of its Subsidiaries the ability to terminate any such agreement, lease, license, permit or right, the Seller shall use reasonable commercial efforts to obtain the consent of any Third Parties required to prevent such breach or termination.

(e)           The Seller shall cause the Company to grant to the Buyer, as promptly as practicable following the Signing Date but with an effective date of the earlier of (x) the Second Stage Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 9.5, registration rights with respect to the Shares that are no less favorable to the Buyer than the registration rights currently existing in favor of the Seller with respect to the Shares.

Section 7.5         Regulatory and Other Authorizations

(a)           The Seller and the Buyer will (i) use their reasonable best efforts to obtain (or to cause the Company to obtain) as promptly as reasonably practicable all authorizations, consents, orders, actions and approvals, and to make all filings with and to give all notices to all Governmental Authorities required to consummate the transactions contemplated by this Agreement, (ii) cooperate fully with the other party hereto in promptly seeking to obtain all such authorizations, consents, orders, actions and approvals and to make all such filings and give such notices and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection therewith.  Each party hereto agrees to make (and, in the case of the Seller, to use its reasonable efforts to cause the Company to make) promptly (but in no event later than ten (10) Business Days after the Signing Date or the Exercise Notice Date, as applicable) any required filings with respect to the First Stage Acquisition and the Second Stage Acquisition, as applicable, pursuant to the HSR Act and to supply (and, in the case of the Seller, to use its reasonable efforts to cause the Company to supply) as promptly as reasonably practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested pursuant to the HSR Act.  The Buyer hereto agrees to make as promptly as reasonably practicable (taking into account, in particular, the legitimate interest of the Buyer and the Seller in carrying out adequate pre-notification) following the Signing Date or the Exercise Notice Date, as applicable, its filing(s) required to be made with member states of the European Community in which such filing(s) are required and with the United Kingdom Office of Fair Trading (in the event that the United Kingdom Office of Fair Trading claims jurisdiction to review the transaction) and with the European Commission, as applicable, and to supply as promptly as reasonably practicable to the European Commission or any such member states any additional information and documentary material that may be reasonably requested.  Each party hereto agrees to make (or, in the case of the Seller, to use its reasonable efforts to cause the Company to make) promptly following the Signing Date or the Exercise Notice Date, as applicable, its filing(s), if applicable, under the Investment Canada Act and the Competition Act with respect to the First Stage Acquisition and the Second Stage Acquisition, as applicable, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested pursuant to the Investment Canada Act or the Competition Act.  The Buyer will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)           In addition, provided that the Buyer shall not be required to take any action that would have a material adverse effect on the business of the Company and its Subsidiaries and the Buyer’s Specified Businesses, taken as a whole, the Buyer agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Legal Requirement that may be asserted by any antitrust or competition Governmental Authority so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as reasonably practicable, including negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of the assets, properties or businesses of the Buyer and its Affiliates (other than the Company and its Subsidiaries) and the entrance into such other arrangements, as are necessary in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided that to the extent that any such impediment is created or increased as a result of any acquisition by, or entry into a Company board-approved joint venture by, the Company after the First Stage Closing Date and having one or more of the effects listed above, the Buyer shall not be required to take the actions listed above to the extent relating to such new or increased impediment. Nothing contained in this Agreement shall require the Seller to cause the Company or any of its Subsidiaries to hold separate, or sell, divest or dispose of, any of the assets, properties or businesses of the Company or any of its Subsidiaries or to agree to any restriction on the ownership of such assets or properties or the manner in which such businesses are conducted.

(c)           The Seller and the Buyer will each promptly (or, in the case of the Seller, use its reasonable efforts to cause the Company to) notify the other party of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit, when practicable, the other party to review in advance any proposed communication by such party (or the Company) to any Governmental Authority.  Neither the Seller nor the Buyer will agree to, and the Seller will use its reasonable efforts to cause the Company not to agree to, participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The parties to this Agreement will (or, in the case of the Seller, use its reasonable efforts to cause the Company to) coordinate and cooperate fully with each other and the Company in exchanging such information and providing such assistance as the other party (or the Company) may reasonably request in connection with the foregoing (i.e., in particular, in relation to all necessary merger control proceedings worldwide) and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The Seller and the Buyer will (or, in the case of the Seller, use its reasonable efforts to cause the Company to) provide each other with copies of all correspondence, filings or communications between them (or the Company) or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (w) to remove references concerning the valuation of the Shares or the business of the Company and its Subsidiaries, (x) as necessary to comply with contractual arrangements, (y) as necessary to address reasonable privilege or confidentiality concerns and (z) as necessary to address competitive or regulatory concerns; however, both parties shall assess on a case-by-case basis in good faith whether the redacted information may be exchanged between outside competition counsel for the purpose of any merger control proceedings.

(d)           Prior to the First Stage Closing Date, the Buyer shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby or to make it more difficult, or to increase the time required, to:  (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust or competition law or regulation, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of any injunction, temporary restraining order or other order that would materially delay or prevent the completion of the transaction contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that if the Buyer makes any acquisition subsequent to the First Stage Closing Date that has one or more of the effects listed above, the Buyer shall use its reasonable best efforts to avoid and eliminate each and every impediment to the transactions contemplated by this Agreement under any antitrust, competition or trade regulation Legal Requirement that may be asserted by any antitrust or competition Governmental Authority or any other party arising from such acquisition (including by agreeing to hold separate, or sell, divest or dispose of any of the assets so acquired); provided that to the extent that any such impediment is created or increased as a result of any acquisition by, or entry into a Company board-approved joint venture by, the Company after the Signing Date and having one or more of the effects listed above, the Buyer shall not be required to take the actions listed above to the extent relating to such new or increased impediment.

(e)           In addition, provided that the Buyer shall not be required to take any action that would have a material adverse effect on the business of the Company and its Subsidiaries and the Buyer’s Specified Businesses, taken as a whole, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the First Stage Closing prior to 1 January 2010, or would prevent the Second Stage Closing prior to the date that is the eighteenth (18th) month anniversary of the first delivery of a Exercise Notice pursuant to Section 3.1(a).

(f)            The Buyer and the Seller will, or will cause their respective Affiliates to, notify their respective employees in respect of whom notification is required under applicable Legal Requirements or by contract of the transactions contemplated by this Agreement and the Shareholders Agreement.

Section 7.6         Seller-Company Agreements

Without the prior written consent of the Buyer, with respect to the prior to the Second Stage Closing Date, the Seller shall not (and shall cause its Affiliates and Seller’s Pension Funds not to) materially change the terms of, or manner of providing, the Shared Arrangements or expand or reduce the scope of services under the Shared Arrangements from that currently provided, in each case, in a manner that is adverse to the Company and its Subsidiaries.

Section 7.7         Notifications

Until the First Stage Closing or the Second Stage Closing, as applicable, each party hereto will promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 8 or Article 9, as applicable, of this Agreement becoming incapable of being satisfied; provided, however, that subject to the immediately following sentence, the delivery of any notice pursuant to this Section 7.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be entitled to indemnification pursuant to Section 6.1 with respect to any matter set forth in the Seller Disclosure Letter in accordance with this Agreement on the Signing Date or in the Final Data Room.  In addition, the Seller shall, at any time and from time to time prior to the date that is at least one Business Day prior to the Second Stage Closing Date, deliver to the Buyer modifications, changes or updates to the Seller Disclosure Letter in order to disclose or take into account facts, matters or circumstances that arise or occur at or prior to the date of delivery and any such updated information provided to the Buyer in accordance with this Section 7.7 shall be deemed to modify the representations and warranties made in this Agreement with respect to the Second Stage Acquisition; provided that no such modification, change or update delivered after the First Stage Closing shall limit the Buyer’s right to indemnification under Section 6.1 pursuant to the Second Stage Acquisition with respect to a breach of a representation or warranty by the Seller as of the First Stage Closing Date.

Section 7.8         Limitation on Purchases and Sales of Common Shares

From the period beginning on the Signing Date until the Second Stage Closing Date (or, if no Exercise Notice shall have been delivered on or prior to 31 July 2011, until 31 July 2011) neither the Seller nor the Buyer shall buy, sell or otherwise subject to a security interest, pledge, hypothecation, mortgage or lien,

(or enter into any hedging arrangement or derivative transaction with respect to) any Common Shares (or any other shares of the Company), nor shall either of them register, request registration of or take any action to begin the process of registering Common Shares for sale pursuant to a registration statement filed with the SEC.

ARTICLE 8.          CONDITIONS PRECEDENT, WAIVER, AND TERMINATION PROVISIONS OF FIRST STAGE ACQUISITION

Section 8.1         Conditions Precedent to Performance of the Parties

The obligations of the parties to consummate the First Stage Acquisition are subject to fulfillment or waiver, at or prior to the First Stage Closing, of each of the following conditions:

(a)           Regulatory Requirements:  (i) If any waiting period (and any extension thereof) under the HSR Act is applicable to the First Stage Acquisition, such waiting period (and any extension thereof) will have expired, (ii) (A) if the European Commission has jurisdiction to examine the First Stage Acquisition, a decision will have been adopted by the European Commission pursuant to Council Regulation (EC) 139/2004, as amended, declaring that the First Stage Acquisition is compatible with the common market (either unconditionally or subject to the fulfillment of certain conditions or obligations) or compatibility will have been deemed under Article 10(6) of the European Commission Merger Regulation, and (B) if notifications are required in one or more member states of the European Community and, in the case of the United Kingdom, if the United Kingdom Office of Fair Trading claims jurisdiction to review the transaction, then the approval of such member state under the applicable national competition laws of such member state shall have been obtained, (iii) if the transactions contemplated by this Agreement are notifiable pursuant to Part IX of the Competition Act, (A) an advance ruling certificate shall have been issued in accordance with Section 102 of the Competition Act by the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act or (B) the Buyer shall have been advised in writing by the Commissioner that the Commissioner is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to the Buyer acting reasonably (a “no-action letter”) and either the Commissioner shall have issued a waiver under Section 113(c) of the Competition Act of the obligation to notify the Commissioner under Part IX of the Competition Act or the waiting period under Section 123 of the Competition Act shall have expired or been waived; (iv) if the First Stage Acquisition is subject to review under Part IV of the Investment Canada Act, the responsible

Minister under said Act shall have, or, in accordance with the Act, shall be deemed to have, declared the transactions to likely be of net benefit to Canada on terms acceptable to the Buyer; and (v) any consents, authorizations, clearances, orders, approvals, declarations and filings required to be made or obtained at or prior to the First Stage Closing under any other applicable antitrust or competition law or regulation and identified or described in Section 8.1(a)(v) of the Seller Disclosure Letter shall have been made or obtained (and, in the case of Australia and New Zealand, if the relevant authorities claim jurisdiction to review the transaction under their national merger control rules, approval from those relevant authorities shall have been obtained); and

(b)           No Order:  No Governmental Authority will have enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the First Stage Acquisition illegal or otherwise restraining or prohibiting its consummation; provided, however, that prior to asserting non-satisfaction of this Section 8.1(b), the Buyer must have complied with its obligations under Sections 7.4 and 7.5.

Section 8.2         Conditions Precedent to Performance of the Seller

The obligations of the Seller to consummate the First Stage Acquisition will be subject to the fulfillment or written waiver, at or prior to the First Stage Closing, of the following conditions:

(a)           Agreements and Covenants:  The agreements and covenants contained in this Agreement to be complied with by the Buyer on or before the First Stage Closing will have been complied with in all material respects; and

(b)           Accuracy of Representations and Warranties:  To the extent relating to the First Stage Acquisition, the representations and warranties of the Buyer contained in Article 5 shall be true and correct as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time.

Section 8.3         Conditions Precedent to Performance of the Buyer

The obligations of the Buyer to consummate the First Stage Acquisition will be subject to the fulfillment or written waiver, at or prior to the First Stage Closing, of the following conditions:

(a)           Agreements and Covenants:  The agreements and covenants contained in this Agreement to be complied with by the Seller on or before the First Stage Closing will have been complied with in all material respects;

(b)           Material Adverse Change:  No Material Adverse Change shall have occurred during the period beginning on the Signing Date and ending on and including the First Stage Closing Date, and no event or events shall have occurred during the period beginning on the Signing Date and ending on and including the First Stage Closing Date that could reasonably be expected to result in such a Material Adverse Change;

(c)           Accuracy of Representations and Warranties:  To the extent relating to the First Stage Acquisition, (x) the representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.3 and 4.4 shall be true and correct as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (y) the representations and warranties of the Seller in Sections 4.5 through 4.21 shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, Material Adverse Change or any similar standard or qualification) as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and

(d)           Board Representation.  An individual designated by the Buyer and an additional individual designated by the Seller shall have been elected to the Board of Directors of the Company, the effect of which election shall be conditional upon the occurrence of the First Stage Closing.

Section 8.4         Waiver; Determination of Satisfaction of Conditions

The Buyer may waive all or any of the conditions set forth in Section 8.3, the Seller may waive all or any of the conditions set forth in Section 8.2, but neither the Buyer nor the Seller may waive the conditions set forth in Section 8.1 without the prior written consent of the other party.

Section 8.5         Termination Prior to the First Stage Closing

(a)           This Agreement may be terminated at any time prior to the First Stage Closing:

(i)            by either the Seller or the Buyer if the First Stage Closing has not occurred by 1 January 2010; provided, however, that the right to terminate this Agreement under this Section 8.5(a)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the First Stage Closing to occur by this date, including, in particular, the Buyer’s failure to fulfill its obligations under Section 7.5(b);

(ii)           by either the Seller or the Buyer in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the First Stage Acquisition that will have become final and nonappealable; provided, however, that the Buyer’s right to terminate this Agreement under this Section 8.5(a)(ii) will not be available to the Buyer if the Buyer has failed to fulfill any of its obligations under Section 7.5(b);

(iii)          by the mutual written consent of the Seller and the Buyer; or

(iv)          by either the Buyer or the Seller, if an Event of Insolvency occurs with respect to the other party.

(b)           In the event of termination of this Agreement under Section 8.5(a) by written notice to the other party, this Agreement will become void and there will be no liability on the part of either party to this Agreement except (i) that Sections 8.5(b), 10.2, 10.4, 10.5, 10.8, 10.9 and 10.11 will survive any termination of this Agreement and (ii) to the extent that such termination results from the wilful and material breach by a party of any of its representations and warranties contained in this Agreement, or from the breach by a party of any of its covenants or agreements set forth in this Agreement.

ARTICLE 9.          CONDITIONS PRECEDENT, WAIVER, AND TERMINATION PROVISIONS OF SECOND STAGE ACQUISITION

Section 9.1         Conditions Precedent to Performance of the Parties

The obligations of the parties to consummate the Second Stage Acquisition are subject to fulfillment or waiver, at or prior to the Second Stage Closing, of each of the following conditions:

(a)           First Stage Closing:  The First Stage Closing shall have occurred;

(b)           Regulatory Requirements:  (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the Second Stage Acquisition will have expired, (ii) if the European Commission has jurisdiction to examine the Second Stage Acquisition, a decision will have been adopted by the European Commission pursuant to Council Regulation (EC) 139/2004, as amended, declaring that the Second Stage Acquisition is compatible with the common market (either unconditionally or subject to the fulfillment of certain conditions or obligations) or compatibility will have been deemed under Article 10(6) of the European Commission Merger Regulation, provided that if a referral is made by the European Commission to one or more member states of the European Community pursuant to Art. 9 of Council Regulation (EC) 139/2004, as amended (or if one or more Member States has jurisdiction to review the Second Stage Acquisition), then the approval of such member state under the applicable national competition laws of such member state shall have been obtained; (iii) if the transactions contemplated by this Agreement are notifiable pursuant to Part IX of the Competition Act, (A) an advance ruling certificate shall have been issued in accordance with Section 102 of the Competition Act by the Commissioner appointed under the Competition Act or (B) the Buyer shall have been advised in writing by the Commissioner that the Commissioner is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to the Buyer acting reasonably (a “no-action letter”) and either the Commissioner shall have issued a waiver under Section 113(c) of the Competition Act of the obligation to notify the Commissioner under Part IX of the Competition Act or the waiting period under Section 123 of the Competition Act shall have expired or been waived; (iv) if the Second Stage Acquisition is subject to review under Part IV of the Investment Canada Act, the responsible Minister under said Act shall have, or, in accordance with the Act, shall be deemed to have declared the transactions to likely be of net benefit to Canada on terms acceptable to the Buyer; and (v) any consents, authorizations, clearances, orders, approvals, declarations and filings required to be made or obtained at or prior to the Second Stage Closing under other applicable antitrust or competition law or regulation as determined by the Buyer and the Seller determined on the basis of Section 9.1(b)(v) of the Seller Disclosure Letter, after giving effect to then-applicable specific country revenues of the Company and the Buyer and relevant Legal Requirements as they exist at such time, will have been made or obtained (and in the case of Australia and New Zealand, approval from the relevant national merger control authorities shall have been obtained); and

(c)           No Order:  No Governmental Authority will have enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Second Stage Acquisition illegal or otherwise restraining or prohibiting its consummation; provided, however, that prior to asserting non-satisfaction of this Section 9.1(c), the Buyer must have complied with its obligations under Sections 7.4 and 7.5.

Section 9.2         Conditions Precedent to Performance of the Seller

The obligations of the Seller to consummate the Second Stage Acquisition will be subject to the fulfillment or written waiver, at or prior to the Second Stage Closing, of the following conditions:

(a)           Agreements and Covenants:  The agreements and covenants contained in this Agreement and the Shareholders Agreement to be complied with by the Buyer after the First Stage Closing and on or before the Second Stage Closing will have been complied with in all material respects; and

(b)           Accuracy of Representations and Warranties:  To the extent relating to the Second Stage Acquisition, the representations and warranties of the Buyer contained in Article 5 shall be true and correct as of the Second Stage Closing Date with the same effect as if made at and as of such time.

Section 9.3         Conditions Precedent to Performance of the Buyer

The obligations of the Buyer to consummate the Second Stage Acquisition will be subject to the fulfillment or written waiver, at or prior to the Second Stage Closing, of the following conditions:

(a)           Agreements and Covenants:  The agreements and covenants contained in this Agreement and the Shareholders Agreement to be complied with by the Seller after the First Stage Closing and on or before the Second Stage Closing will have been complied with in all material respects;

(b)           Material Adverse Change:  No Material Adverse Change shall have occurred during the period beginning on the First Stage Closing Date and ending on and including the Second Stage Closing Date, and no event or events shall have occurred during the period beginning on the First Stage Closing Date and ending on and including the Second Stage Closing Date that could reasonably be expected to result in such a Material Adverse Change; provided that if a MAC Determination Date has occurred and then the Buyer delivers a Buyer Exercise Notice pursuant to Section 3.1, the Buyer shall be deemed to have waived the condition set forth in this Section 9.3(b) with respect to the issue that gave rise to the Material Adverse Change that permitted the delivery of such notice.

(c)           Accuracy of Representations and Warranties:  The representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.3 and 4.4 shall be true and correct as of the Second Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (y) the representations and warranties of the Seller in Sections 4.5 through 4.21 shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, Material

Adverse Change or any similar standard or qualification) as of the Second Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(d)           Board Representation.  Each of the five Buyer Designees replacing the five Seller Designees pursuant to Section 2.1(f) of the Shareholders Agreement shall have been elected to the Board of Directors of the Company, the effect of which election shall be conditional upon the occurrence of the Second Stage Closing.

Section 9.4         Waiver; Determination of Satisfaction of Conditions

The Buyer may waive all or any of the conditions set forth in Section 9.3, the Seller may waive all or any of the conditions set forth in Section 9.2, but neither the Buyer nor the Seller may waive the conditions set forth in Section 9.1 without the prior written consent of the other party.

Section 9.5         Termination After the First Stage Closing and Prior to the Second Stage Closing

(a)           This Agreement may be terminated at any time after the First Stage Closing and prior to the Second Stage Closing:

(i)            by either the Seller or the Buyer if the Second Stage Closing has not occurred by the date that is the eighteenth (18th) month anniversary of the Exercise Notice Date; provided, however, that the right to terminate this Agreement under this Section 9.5(a)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Second Stage Closing to occur by this date, including, in particular, the Buyer’s failure to fulfill its obligations under Section 7.5(b);

(ii)           by either the Seller or the Buyer in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Second Stage Acquisition that will have become final and nonappealable; provided, however, that the Buyer’s right to terminate this Agreement under this Section 9.5(a)(ii) will not be available to the Buyer if the Buyer has failed to fulfill any of its obligations under Section 7.5(b);

(iii)          by the mutual written consent of the Seller and the Buyer;

(iv)          by either the Buyer or the Seller in the event that the Exercise Notice Date has not occurred on or prior to 31 July 2011; or

(v)           by either the Buyer or the Seller, if an Event of Insolvency occurs with respect to the other party.

(b)           In the event of termination of this Agreement under Section 9.5(a) by written notice to the other party, this Agreement will become void and there will be no liability on the part of either party to this Agreement except (i) that Article 6 (to the extent the provisions therein relate to the First Stage Acquisition) and Sections 6.1(g), 9.5(b), 10.2, 10.4, 10.5, 10.8, 10.9 and 10.11 will survive any termination of this Agreement and (ii) to the extent that such termination results from the wilful and material breach by a party of any of its representations and warranties contained in this Agreement, or from the breach by a party of any of its covenants or agreements set forth in this Agreement.

ARTICLE 10.       MISCELLANEOUS

Section 10.1       Entire Agreement

This Agreement and the Shareholders Agreement, together with the Seller Disclosure Letter and all other documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and the Shareholders Agreement and supersedes any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties with respect to the subject matter of this Agreement and the Shareholders Agreement, with the exception of the confidentiality agreement between the parties dated 15 January 2008 (the “Confidentiality Agreement”), to which Section 10.8 applies.

Section 10.2       Transaction Costs

Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.  Any notary fees and/or registration costs will be borne by the Buyer.  The Buyer shall bear the cost of any Swiss securities transfer stamp tax (Umsatzabgabe) applicable to the transfer of the Shares as contemplated hereby.

Section 10.3       Modifications

This Agreement, including this undertaking itself, may not be amended or modified except by a document in writing duly executed by the parties hereto.  The parties agree that they jointly negotiated and prepared this Agreement and the agreements contemplated hereby and that neither this Agreement nor any agreements contemplated hereby will be construed against any party on the grounds that such party prepared or drafted the same.

Section 10.4                    Notices

Notices hereunder will be in writing in the English language.  Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) the next Business Day following proper deposit with an internationally recognized express overnight delivery service, or (c) upon confirmation of a facsimile transmission; provided that for purposes of delivering an Exercise Notice pursuant to Section 3.1, such an Exercise Notice shall only be delivered by the Special Notice Procedure.  All other notices shall be addressed as follows:

If to the Seller:

Nestlé S.A.
Avenue Nestlé 55
1800 Vevey
Switzerland
Attention:  Group General Counsel
Facsimile:  + 41 21 924 4592

With a copy to:                                                             Cravath, Swaine & Moore LLP
825 Eighth Avenue
Worldwide Plaza
New York, New York 10019
Attention: Alan C. Stephenson, Esq.
                 Robert I. Townsend, Esq.
Facsimile: (212) 474-3700

If to the Buyer:

Novartis AG
Lichstrasse 35
4056 Basel
Switzerland
Attention:  Group General Counsel
Facsimile:  +41 61 324 7826

With a copy to:                                                             Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Daniel P. Cunningham, Esq.
                 Eric S. Shube, Esq.
Facsimile:  (212) 610-6399

or to such other address as may be hereafter communicated in writing by the Seller to the Buyer or vice versa in a notice given in accordance with this Section 10.4.  The Buyer and the Seller shall share equally the cost of the Special Notice Procedure.

Section 10.5                    Public Announcements

Except as required by Legal Requirements or by the requirements of any stock exchange on which the securities of a party hereto are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party and the Company, and the parties to this Agreement will consult with the Company and cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

Section 10.6                    Severability

Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent.  The remaining provisions of this Agreement will continue to be binding and in full force and effect.

Section 10.7                    Assignment

No party hereto may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement without the prior written consent of the other party.  Any assignment or delegation made without such consent will be void.  Notwithstanding the foregoing, the Buyer shall be entitled to assign its rights under this Agreement to any one of its Affiliates that is directly or indirectly wholly owned (each a “Buyer Designated  Affiliate”) to be the purchaser or transferee of some or all of the Shares, provided  that no such assignment shall release the Buyer from its obligations under this Agreement.  The Buyer shall be responsible for and shall pay or reimburse the Seller for any incremental Tax liabilities and other reasonable out-of-pocket costs and expenses resulting solely from the substitution of a Buyer Designated Affiliate for the Buyer as the purchaser of Shares in accordance with this Section 10.7.

Section 10.8                    Confidentiality Agreement

The terms of the Confidentiality Agreement are hereby incorporated herein by reference and except for Section 6 thereof, which the parties agree shall terminate automatically upon the effectiveness of this Agreement, will continue in full force and effect until the First Stage Closing Date, at which time the Buyer’s obligations to the Seller under the Confidentiality Agreement will terminate.  If, however, the First Stage Closing is not consummated, the Confidentiality Agreement will remain in full force and effect, in which case neither party will declassify said information.  At or as promptly as reasonably practicable after the First Stage Closing, each of the parties hereto shall enter into a confidentiality agreement with the Company on terms and conditions as shall be reasonable to protect the confidentiality of any information provided to such party by the Company and its Subsidiaries but providing for reasonable exceptions that permit disclosure of such information to the extent necessary to comply with such party’s reporting obligations under applicable Legal Requirements or applicable securities exchange rules, and which confidentiality agreements shall supersede all prior confidentiality agreements between the Company and such party.

Section 10.9                    Governing Law

This Agreement will be governed by and construed in accordance with the laws (without regard for principles of conflict of laws) of Switzerland with the exclusion of the Vienna Convention on the International Sale of Goods dated 11 April 1980.

Section 10.10             Specific Performance

Each party acknowledges and agrees that the other party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any remedy to which such other party may be entitled under Section 10.11, provisional measures and injunctive relief necessary to protect the possibility of each party to seek specific performance from the other from the tribunal referred to in Section 10.11 can be sought from any competent court.

Section 10.11             Dispute Resolution

Any party hereto will give the other party written notice of any and all disputes arising out of or in connection with the present Agreement.  The parties will attempt to resolve all such disputes promptly by negotiations between their respective executive officers who have authority to settle such disputes.  If any such dispute has not been resolved by such negotiation within forty-five (45) days after the receipt of written notice of such dispute, such dispute will be finally settled under the Rules of Arbitration of the International Chamber of Commerce (Paris) by three (3) arbitrators appointed in accordance with such Rules, with the Buyer and the Seller each appointing one arbitrator, and the arbitrators so elected appointing the president of the tribunal within thirty (30) days.  The proceedings will be held in English.  The place of arbitration will be Zurich, Switzerland.  Any award, judgment or decree of such tribunal shall be enforceable against any party hereto in any court of competent jurisdiction.  For the avoidance of doubt, the Special Arbitration Procedure shall be used exclusively for the determination of whether or not a Material Adverse Change has occurred (whether such determination is made in connection with Section 3.1(c), or in connection with a dispute as to whether Section 8.3(b) or Section 9.3(b) shall have been satisfied).

Section 10.12             Counterparts; Facsimile Signature

This Agreement is executed in one (1) or more counterparts, by original or facsimile (or other such electronically transmitted) signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.

Section 10.13             Certain Other Covenants of the Seller

At the Second Stage Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller (for no consideration in addition to the Second Stage Purchase Price) all shares of capital stock in Alcon Laboratories (Thailand) Ltd. Beneficially Owned by Nestlé Trading (Thailand) Ltd., an Affiliate of the Seller, and all shares of capital stock in any other Subsidiary of the Company Beneficially Owned by the Seller at such time.

Section 10.14             Rights Cumulative

All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

NESTLÉ S.A.,	NOVARTIS AG,

By:	By:
Name: Peter Brabeck-Letmathe		Name:	Dr. Daniel Vasella
Title: Chairman and		Title:	Chairman and
Chief Executive Officer			Chief Executive Officer

By:	By:
Name: James Singh		Name:	Dr. Raymund Breu
Title: Executive Vice President and		Title:	Chief Financial Officer
Chief Financial Officer